Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

among

EL PASO GREAT LAKES COMPANY, L.L.C.,

as Seller,

and

TC GL INTERMEDIATE LIMITED PARTNERSHIP

and

TRANSCANADA PIPELINE USA LTD.,

as Buyers,

dated as of December 22, 2006

i

4.14	Employee Plans and Labor Matters	22

4.15	Environmental Matters; Pipeline Matters	24

4.16	Insurance	24

4.17	Title to Assets	24

4.18	Intellectual Property Rights	24

4.19	Permits	25

4.20	Regulatory Matters	25

4.21	[Intentionally Omitted]	25

4.22	Brokerage Fees	25

4.23	Transactions with Directors, Officers, Employees and Affiliates	25

4.24	Long-Term Debt	26

4.25	Limitations	26

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYERS		26

5.1	Organization	26

5.2	Authority Relative to This Agreement	26

5.3	No Conflict	27

5.4	Consents, Approvals, and Licenses	27

5.5	Investment Intent; Investment Experience; Restricted Securities	27

5.6	Legal Proceedings	28

5.7	Brokerage Fees	28

5.8	Available Funds	28

5.9	Ownership by Corp Buyer	28

5.10	Independent Investigation	28

ARTICLE 6 CONDUCT OF ACQUIRED COMPANIES PENDING CLOSING		29

6.1	Conduct and Preservation of the Acquired Companies	29

6.2	Restrictions on Certain Actions	29

ARTICLE 7 ADDITIONAL AGREEMENTS		31

7.1	Access to Information and Confidentiality.	31

7.2	Regulatory and Other Authorizations and Consents	32

7.3	Employees and Employee Plans	35

7.4	Public Announcements	36

7.5	Amendment of Schedules	36

7.6	Fees and Expenses	36

7.7	Transfer Taxes	37

7.8	Excluded Assets	37

7.9	[Intentionally Omitted]	37

7.10	Use of El Paso Marks	37

7.11	Insurance	37

7.12	Guaranties	38

7.13	Limitations	38

ARTICLE 8 CONDITIONS TO OBLIGATIONS OF SELLER		39

8.1	Representations and Warranties True	39

8.2	Covenants and Agreements Performed	39

8.3	Legal Proceedings	39

8.4	ANR Pipeline Closing	39

ARTICLE 9 CONDITIONS TO OBLIGATIONS OF BUYERS		40

9.1	Representations and Warranties True	40

9.2	Covenants and Agreements Performed	40

9.3	Legal Proceedings	40

9.4	ANR Pipeline Closing	40

ARTICLE 10 TERMINATION, AMENDMENT, AND WAIVER		40

10.1	Termination	40

10.2	Effect of Termination	41

10.3	Amendment	41

10.4	Waiver	41

ARTICLE 11 TAX MATTERS		42

11.1	Preparation of Tax Returns and Payment of Taxes.	42

11.2	Tax Sharing Agreement	43

11.3	Seller Tax Indemnity	43

11.4	Refunds	44

11.5	Assistance	44

11.6	Claims.	45

11.7	Closing Tax Certificate	45

ARTICLE 12 SURVIVAL AND INDEMNIFICATION		46

12.1	Indemnification.	46

12.2	Defense of Claims.	48

ARTICLE 13 OTHER PROVISIONS		50

13.1	Notices	50

13.2	Entire Agreement	51

13.3	Binding Effect; Assignment; No Third Party Benefit	51

13.4	Severability	51

13.5	Governing Law	51

13.6	Further Assurances	51

13.7	Counterparts	52

13.8	Disclosure	52

13.9	Consent to Jurisdiction	52

13.10	Specific Performance	52

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of December 22, 2006, is among (i) El Paso Great Lakes Company, L.L.C., a Delaware limited liability company (“Seller”), (ii) TC GL Intermediate Limited Partnership, a Delaware limited partnership (“LP Buyer”), and (iii) TransCanada PipeLine USA Ltd., a Nevada corporation (“Corp Buyer”; LP Buyer and Corp Buyer are each referred to herein individually as a “Buyer” and collectively as the “Buyers”).  Seller and Buyers are referred to herein sometimes individually as a “Party” and collectively as the “Parties.”

Recitals:

A.            Seller directly owns beneficially and of record (i) 50% of the outstanding capital stock (the “GLGTCO Shares”) of Great Lakes Gas Transmission Company, a Delaware corporation (“GLGTCO”), and (ii) a 46.45% general partnership interest (the “GLGTLP GP Interest” and, together with the GLGTCO Shares, the “Purchased Interests”) in Great Lakes Gas Transmission Limited Partnership, a Delaware limited partnership (“GLGTLP”).

B.            Seller desires to sell to LP Buyer, and LP Buyer desires to purchase from Seller, the GLGTLP GP Interest, upon the terms and subject to the conditions in this Agreement.

C.            Seller desires to sell to Corp Buyer, and Corp Buyer desires to purchase from Seller, the GLGTCO Shares, upon the terms and subject to the conditions in this Agreement.

NOW, THEREFORE, Seller and Buyers agree as follows:

Article 1
DEFINITIONS

1.1           Certain Defined Terms.  As used in this Agreement, each of the following terms has the meaning given to it below:

“Acquired Companies” means GLGTCO, GLGTLP and the wholly owned subsidiaries of GLGTCO and GLGTLP listed in Schedule 1.1(a).

“Acquired Company” means any of the Acquired Companies.

“Acquired Company Insurance Policies” means those material policies of insurance which the Acquired Companies maintain with respect to their assets and operations, all of which are listed on Schedule 4.16(i).

“Acquired Company Plans” is defined in Section 4.14(a).

“Adjustment Statement” is defined in Section 2.5(b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For the purposes of this definition, “control” means, when used with respect to any

Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” is defined in the Preamble.

“Applicable Environmental Laws” means any and all Applicable Laws (in effect as of the date of this Agreement) pertaining to protection of human health and the environment in any and all jurisdictions in which any Acquired Company conducts or has conducted operations.

“Applicable Law” means any statute, law, rule, or regulation, or any judgment, order, ordinance, or other documentary articulation of law, writ, injunction, or decree of any Governmental Entity to which a specified Person or its property is subject.

“Assumed Obligations” is defined in Section 2.6.

“Balance Sheet Date” means September 30, 2006.

“Buyer” is defined in the Preamble.

“Buyer Guarantors” means TransCanada Corporation and TransCanada PipeLine USA Ltd.

“Buyer Indemnitees” means, collectively, each Buyer and its Affiliates (including each of the Acquired Companies) and its and their officers, directors, employees, agents, and representatives.

“Buyer Protected Information” is defined in Section 7.2(c)(i).

“Buyers Guaranty” means a guaranty agreement in the form of Exhibit 7.12(a).

“Cash Balance Plan” is defined in Section 7.3(b).

“Closing” means the closing of the transactions contemplated hereby.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“commercially reasonable efforts” means efforts (i) in accordance with reasonable commercial practice and the terms, limitations, and restrictions of all applicable contracts and other agreements and (ii) without the incurrence of unreasonable expense.

“Confidentiality Agreement” means that certain confidentiality letter agreement, dated September 25, 2006, between TransCanada PipeLines Limited and El Paso.

“Corp Adjustment Amount” is defined in Section 2.5(a).

“Corp Base Purchase Price” is defined in Section 2.2(b).

“Corp Buyer” is defined in the Preamble.

“Corp Estimated Adjustment Amount” means Seller’s good faith and reasonable estimate of the Corp Adjustment Amount, as of the date on which Seller delivers to Buyers the written statement contemplated by Section 2.4.

“Corp Interest Adjustment” means interest (calculated based on the actual number of days elapsed, assuming a 360-day year) on the Corp Base Purchase Price as adjusted by the Corp Estimated Adjustment Amount at the Prime Rate plus 1.0% from (and including) the Effective Date to (but excluding) the Closing Date.

“Data Site” means the online presentation of materials prepared by Seller, as the same exists as of the close of business, Houston, Texas time, of the day immediately preceding the date of this Agreement, to assist Buyers in their investigation of the Acquired Companies.

“Debt Documents” means the following:  (i) Note Agreement, dated as of March 29, 2000, among GLGTLP and certain purchasers relating to $100 million principal amount of 8.08% Senior Notes due January 29, 2030; (ii) Note Agreement, dated as of March 25, 1998, among GLGTLP and certain purchasers relating to $90 million principal amount 6.73% Series A Senior Notes due March 25, 2018 and $110 million principal amount of 6.95% Series B Senior Notes due March 25, 2028; and (iii) Note Agreement, dated as of October 15, 1991, among GLGTLP and certain purchasers relating to $100 million 8.74% Series A Senior Notes due October 30, 2011 and $100 million 9.09% Series B Senior Notes due October 30, 2021.

“Deductible Amount” means an amount equal to 1.0% of the Total Purchase Price.

“Direct Claim” means any claim by an Indemnitee on account of a Loss which does not result from a Third Party Claim.

“Disclosure Letter” means the letter, of even date herewith, of Seller or Buyers to which such party’s Schedules are attached.

“Dispute Deadline Date” is defined in Section 2.5(c).

“Effective Date” means the close of business on the last day of the month preceding the Closing Date.

“Effective Date Financial Statements” is defined in Section 2.5(b).

“Effective Date GLGTCO Financial Statements” is defined in Section 2.5(b).

“Effective Date GLGTLP Financial Statements” is defined in Section 2.5(b).

“El Paso” means El Paso Corporation, a Delaware corporation.

“El Paso Marks” means the name “El Paso” and other similar trademarks, service marks, and trade names owned by Seller or its Affiliates (other than the Acquired Companies).

“Employee Plan” means any stock purchase, stock option, pension, profit sharing, bonus, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical or dental, life or other insurance, supplemental unemployment benefits plan or agreement or policy or other arrangement providing employment-related compensation or benefits, including “employee benefit plans,” as defined in Section 3(3) of ERISA.

“Encumbrances” means liens, charges, pledges, options, rights of first refusal, reversionary rights, mortgages, deeds of trust, security interests, claims, leases, licenses, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, encroachments and other encumbrances or limitations of every type and description, whether imposed by law, agreement, understanding, or otherwise.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” is defined in Section 7.8.

“Excluded Information” is defined in Section 7.1(a).

“Exhibits” means the exhibits attached to this Agreement.

“FERC” means the Federal Energy Regulatory Commission.

“GLGTCO” is defined in the Recitals.

“GLGTCO Financial Statements” is defined in Section 4.7.

“GLGTCO Shares” is defined in the Recitals.

“GLGTCO Working Capital” is defined in Section 2.5(f).

“GLGTLP” is defined in the Recitals.

“GLGTLP GP Interest” is defined in the Recitals.

“GLGTLP Financial Statements” is defined in Section 4.7.

“GLGTLP Working Capital” is defined in Section 2.5(f).

“GL Financial Statements” is defined in Section 4.7.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal, or local government or other governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator, or arbitral body (domestic or foreign).

“HSR Measures” is defined in Section 7.2(a).

“Income Tax” means federal, state, local or foreign income or franchise Taxes or other similar Taxes measured in whole or part by income and any interest and penalties or additions thereon.

“Indemnifying Party” means a Party required to provide indemnification under Section 12.1.

“Indemnitee” means a Party entitled to receive indemnification under Section 12.1.

“IRS” means the Internal Revenue Service.

“knowledge” means, when used with respect to Seller or the Acquired Companies, that which is actually known by the individuals listed on Schedule 1.1(b), without due inquiry, and when used with respect to Buyers, that which is actually known by the individuals listed on Schedule 1.1(c), without due inquiry.

“Long Term Debt” means both the current and long-term portions of the outstanding principal amount of indebtedness as of the date of determination under the Debt Documents, and including the amount of unamortized debt discount under U.S. GAAP.

“Losses” means, collectively, any and all claims, liabilities, losses, causes of action, fines, penalties, litigation, lawsuits, administrative proceedings, administrative investigations, costs, and expenses, including reasonable attorneys’ fees, court costs, and other costs of suit.

“LP Adjustment Amount” is defined in Section 2.5(a).

“LP Base Purchase Price” is defined in Section 2.2(a).

“LP Buyer” is defined in the Preamble.

“LP Estimated Adjustment Amount” means Seller’s good faith and reasonable estimate of the LP Adjustment Amount, as of the date on which Seller delivers to Buyers the written statement contemplated by Section 2.4.

“LP Interest Adjustment” means interest (calculated based on the actual number of days assuming a 360-day year) on the LP Base Purchase Price, as adjusted by the LP Estimated Adjustment Amount at the Prime Rate plus 1.0% from (and including) the Effective Date to (but excluding) the Closing Date.

“Material Adverse Effect” means, any circumstance, change, or effect that is materially adverse to the financial condition, properties, operations, results of operations, assets or business of the Acquired Companies taken as a whole or that impedes or delays the ability of Seller to perform its obligations under this Agreement or the Related Agreements or to consummate the transactions contemplated hereby or thereby, other than (i) any adverse circumstance, change, or effect arising from or relating to general business or economic conditions in the industries or markets in which the Acquired Companies operate, including (A) changes in national or regional gathering and pipeline systems or (B) rules, regulations, or decisions of FERC or the courts affecting the interstate natural gas transportation industry as a whole, (ii) any adverse circumstance, change, or effect arising from weather conditions, including unexpected or harsh weather conditions, (iii) seasonal reductions in revenues or earnings of the Acquired Companies in the ordinary course of business consistent with past periods, (iv) national or international political, diplomatic, or military conditions, including any engagement in hostilities, whether or not pursuant to a declaration of war, or the occurrence of any military or terrorist attack not disproportionately affecting the Acquired Companies, (v) changes in U.S. GAAP, (vi) changes in Applicable Laws not disproportionately affecting the Acquired Companies, (vii) the taking of any action required or permitted by Section 7.8 of this Agreement, or the failure of Seller or the Acquired Companies to take any action for which Seller in good faith requests Buyers’ written consent under Section 6.1 or 6.2 and Buyers fail or refuse to provide such consent, (viii) any changes in prices for commodities, goods, or services, or the availability or costs of hedges or other derivatives, including fluctuations in interest rates, (ix) any matter that is expressly disclosed in the Schedules as of the date of execution of this Agreement, and (x) the execution and delivery or announcement of this Agreement.  The Parties agree that any determination as to whether a change, effect, event, or occurrence is a Material Adverse Effect shall be made after taking into account and considering all matters relevant to such analysis, including (y) all amounts, if any, recognized by the Person and its Affiliates, as applicable, under insurance or third-party indemnifications or similar agreements, and (z) all Tax Benefits with respect to such change, effect, event, or occurrence.

“NGA” is defined in Section 4.20.

“NLRB” is defined in Section 4.14(d).

“Notice” means any notice, request, demand, or other communications required or permitted to be given or made under this Agreement by either Party.

“Notice of Disagreement” is defined in Section 2.5(c).

“Party” is defined in the Preamble.

“Permits” means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.

“Permitted Encumbrances” means (i) zoning, planning and building codes and ordinances; (ii) defects, imperfections or irregularities in title (including easements, rights-of-way, covenants, conditions, restrictions, and other matters affecting title to real property) that are not material in character, amount or extent with respect to the asset or assets to which they relate or, together with any other such defects, imperfections or irregularities, in the aggregate; (iii) Encumbrances created by or referenced in any of the Scheduled Contracts; (iv) Encumbrances created by Buyers, or their successors and assigns, (v) liens for Taxes not yet due and payable, (vi) statutory liens (including materialmen’s, mechanic’s, repairmen’s, landlord’s and other similar liens) arising in connection with the ordinary course of business securing payments not yet due and payable; (vii) Encumbrances arising under the Debt Documents; and (viii) Encumbrances that would not materially interfere with the operations of the Acquired Companies, as currently conducted, whether of record or not of record.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

“Pipeline/Storage PSA” is defined in Section 8.4.

“Post-Effective Date Taxes” is defined in Section 11.1(d).

“Pre-Closing Taxes” is defined in Section 11.1(c).

“Prime Rate” means the prime interest rate reported in The Wall Street Journal on the Effective Date.

“Proceedings” means all proceedings, actions, claims, suits, investigations, and inquiries by or before any mediator, arbitrator, or Governmental Entity.

“Purchase Price” means (i) in the case of the GLGTLP GP Interest, the sum of the LP Base Purchase Price, as adjusted by the LP Adjustment Amount and the LP Interest Adjustment, and (ii) in the case of the GLGTCO Shares, the sum of the Corp Base Purchase Price, as adjusted by the Corp Adjustment Amount and the Corp Interest Adjustment.

“Purchase Price Allocation Schedule” is defined in Section 2.7.

“Purchased Interests” is defined in the Recitals.

“Related Agreements” means any document, agreement, certificate or instrument delivered in connection with the transactions contemplated by this Agreement, and with respect to Buyers only, the Buyers Guaranty, and with respect to Seller only, the Seller Guaranty.

“Savings Plan” is defined in Section 7.3(b).

“Scheduled Contracts” means any of the agreements or contracts listed on Schedule 4.13.

“Schedules” means the schedules attached to the Disclosure Letter of Seller or Buyers, as the case may be.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the Preamble.

“Seller Guarantor” means El Paso.

“Seller Guaranty” means a guaranty agreement in the form of Exhibit 7.12(b).

“Seller Indemnitees” means, collectively, Seller and its Affiliates (other than the Acquired Companies) and each of their officers, directors, employees, agents, and representatives.

“Seller Protected Information” is defined in Section 7.2(c)(ii).

“Straddle Period” means a Tax period or year commencing before and ending after the Closing Date.

“Straddle Return” means a Tax Return for a Straddle Period.

“Tax Audit” is defined in Section 11.6(a).

“Tax Benefit” means an amount by which the current Tax liability of a Party (or group of corporations including the Party) is reduced (including by deduction, reduction of income by virtue of increased Tax basis or otherwise, entitlement of refund, credit, or otherwise).

“Tax Return” means any return or report, declaration, report, claim for refund, information return, or statement relating to Taxes, including any related schedules, attachments, or other supporting information, with respect to Taxes, and including any amendment thereto.

“Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, including such item for which a liability arises as a transferee or successor-in-interest.

“Taxing Authority” means any Governmental Entity responsible for the imposition or collection of any Tax.

“Third Party” means any Person other than (i) Seller or any of its Affiliates (including the Acquired Companies) and (ii) Buyers and their respective Affiliates.

“Third Party Claim” means any claim or the commencement of any claim, action, or proceeding made or brought by a Third Party.

“Total Purchase Price” means the sum of (i) the Purchase Price and (ii) 50% of the principal amount of the Long Term Debt outstanding as of the Closing.

“Transition Period” is defined in Section 7.10.

“U.S. GAAP” means generally accepted accounting principles in the United States of America, including interpretations, guidance, or bulletins issued in respect thereof, as in effect on the date to which the document or calculation to which it refers relates, applied on a consistent basis throughout the periods covered by such document or calculation.

1.2           Construction.  In construing this Agreement, the following principles shall be followed:

(a)           the terms “herein,” “hereof,” “hereby,” “hereunder,” and other similar terms, refer to this Agreement as a whole and not only to the particular Article, Section, or other subdivision in which any such terms may be employed;

(b)           references to Articles, Sections, Schedules, Exhibits and other subdivisions and clauses refer to the Articles, Sections, Schedules, Exhibits and other subdivisions and clauses of this Agreement;

(c)           a reference to any Person shall include such Person’s predecessors and successors;

(d)           all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. GAAP;

(e)           all references herein to amounts in dollars or preceded by “$” shall constitute references to such amounts in U.S. currency;

(f)            no consideration shall be given to the captions of the Articles, Sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(g)           examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(h)           the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;

(i)            a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined;

(j)            the plural shall be deemed to include the singular, and vice versa; and

(k)           each Exhibit and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail.

Article 2
TERMS OF THE TRANSACTION

2.1           Agreement to Sell and to Purchase the Purchased Interests.

(a)           At the Closing, and on the terms and subject to the conditions in this Agreement, Seller shall sell, transfer, deliver, and convey to LP Buyer, and LP Buyer shall purchase and accept from Seller, the GLGTLP GP Interest, free and clear of all Encumbrances, other than restrictions on the transfer of securities under Applicable Laws or under the partnership agreement of GLGTLP.

(b)           At the Closing, and on the terms and subject to the conditions in this Agreement, Seller shall sell, transfer, deliver, and convey to Corp Buyer, and Corp Buyer shall purchase and accept from Seller, the GLGTCO Shares, free and clear of all Encumbrances, other than restrictions on the transfer of securities under Applicable Laws or under the certificate of incorporation or bylaws of GLGTCO.

2.2           Purchase Price and Payment.

(a)           In consideration of the sale of the GLGTLP GP Interest to LP Buyer, LP Buyer shall pay to Seller at the Closing, in immediately available funds by confirmed wire transfer to a bank account or accounts to be designated by Seller to LP Buyer not less than three business days prior to the Closing, an amount equal to $750,000,000.00 (the “LP Base Purchase Price”), as adjusted by the LP Estimated Adjustment Amount, plus the LP Interest Adjustment.

(b)           In consideration of the sale of the GLGTCO Shares to Corp Buyer, Corp Buyer shall pay to Seller at the Closing, in immediately available funds by confirmed wire transfer to a bank account or accounts to be designated by Seller to Corp Buyer not less than three business days prior to the Closing, an amount equal to $60,000,000.00 (the “Corp Base Purchase Price”), as adjusted by the Corp Estimated Adjustment Amount, plus the Corp Interest Adjustment.

2.3           [Intentionally omitted.]

2.4           Calculation of Closing Consideration.  Not later than five business days prior to the Closing Date, Seller shall deliver to Buyers a written statement from Seller setting forth the calculations of (i) the LP Base Purchase Price, LP Estimated Adjustment Amount and LP Interest Adjustment and (ii) the Corp Base Purchase Price, Corp Estimated Adjustment Amount and Corp Interest Adjustment, in each case, in reasonable detail, based on the best information available to Seller as of the date hereof, together with supporting work papers with respect to such calculations.  The LP Base Purchase Price shall be increased by the LP Estimated Adjustment Amount if the LP Estimated Adjustment Amount is positive or decreased by the LP Estimated Adjustment Amount if the LP Estimated Adjustment Amount is negative.  The Corp Base Purchase Price shall be increased by the Corp Estimated Adjustment Amount if the Corp Estimated Adjustment Amount is positive or decreased by the Corp Estimated Adjustment Amount if the Corp Estimated Adjustment Amount is negative.

2.5           Calculation and Payment of Adjustment Amounts.

(a)           Adjustment Amounts.  The “Corp Adjustment Amount” equals 50% of the net increase to, or net decrease from, the GLGTCO Working Capital between the Balance Sheet Date and the Effective Date.  The “LP Adjustment Amount” equals 50% of the net increase to, or net decrease from, the GLGTLP Working Capital between the Balance Sheet Date and the Effective Date.  For purposes of clarity, an increase in GLGTCO Working Capital or GLGTLP Working Capital shall be represented by a positive number and a decrease in GLGTCO Working Capital or GLGTLP Working Capital shall be represented by a negative number.

(b)           Effective Date Financial Statements and Adjustment Amount.  As promptly as practicable after the Closing Date, and in any event not later than 90 days after the Closing Date, Buyers shall prepare and deliver to Seller a consolidated balance sheet of GLGTCO as of the Effective Date (the “Effective Date GLGTCO Financial Statements”), a consolidated balance sheet of GLGTLP as of the Effective Date (the “Effective Date GLGTLP Financial Statements”, and collectively with the Effective Date GLGTCO Financial Statements, the “Effective Date Financial Statements”), in each case prepared in accordance with U.S. GAAP applied on the same basis as the balance sheet included in the GL Financial Statements have been prepared (except that the Effective Date Financial Statements shall be prepared using actual volumes and revenues and based on other best available information through the period ending upon the date the same is delivered to Seller), and (ii) a statement of Buyers (the “Adjustment Statement”) showing in reasonable detail their calculation of the LP Adjustment Amount and the Corp Adjustment Amount, together with supporting work papers.  Seller agrees, at no cost to Buyers, to give Buyers and their authorized representatives reasonable access to such employees, offices, and other facilities and such books and records of Seller and its Affiliates as are reasonably necessary to allow Buyers and their authorized representatives to prepare the Effective Date Financial Statements, the LP Adjustment Amount and the Corp Adjustment Amount in compliance with this Section 2.5.  Buyers, at no cost to Seller, shall give representatives of Seller reasonable access to the Acquired Companies’ premises, employees, and other facilities and to its and the Acquired Companies’ books and records as are reasonably necessary for purposes of reviewing, verifying, and auditing the calculations contained in the Effective Date Financial Statements and the Adjustment Statement.

(c)           Dispute Resolution.  The Adjustment Statement shall become final and binding on Seller and Buyers as to the LP Adjustment Amount and the Corp Adjustment Amount on the 90th day following the date the Adjustment Statement is received by Seller (the “Dispute Deadline Date”), unless prior to the Dispute Deadline Date, Seller delivers Notice to Buyers of its disagreement (“Notice of Disagreement”).  Seller’s Notice of Disagreement shall set forth all of Seller’s disputed items together with Seller’s proposed changes thereto, including an explanation in reasonable detail of the basis on which Seller proposes such changes.  If Seller has delivered a timely Notice of Disagreement, then Seller and Buyers shall use their good faith efforts to reach written agreement on the disputed items to determine the LP Adjustment Amount and the Corp Adjustment Amount.  If all of Seller’s disputed items have not been resolved by Seller and Buyers by the 120th day following Seller’s receipt of the Adjustment Statement, then Seller’s disputed items that are still disputed shall be submitted to binding arbitration by an independent nationally recognized accounting firm without any material financial relationship to either Seller or Buyers, as mutually selected by Seller and Buyers within 5 business days after the end of the foregoing 120-day period (or in the absence of agreement between Seller and Buyers by the close of business on such 5th business day as selected by the president of the American Arbitration Association or his designee).

The arbitrator’s determination shall in no event be more favorable to Buyers than reflected on the Adjustment Statement prepared by Buyers nor more favorable to Seller than shown in the proposed changes delivered by Seller under its Notice of Disagreement.  The fees and expenses of such arbitration shall be borne 50% by Buyers and 50% by Seller.  The determination of the disputed items by such arbitration shall be final and binding upon Seller and Buyers as to such disputed items.

(d)           Final Date.  The LP Adjustment Amount and the Corp Adjustment Amount shall be deemed to be finally determined in the amounts set forth in the Adjustment Statement on the Dispute Deadline Date unless a Notice of Disagreement is timely given in accordance with Section 2.5(c) with respect to the calculation thereof.  If such a Notice of Disagreement is timely given, the LP Adjustment Amount and the Corp Adjustment Amount shall be deemed finally determined on the date that the selected accounting firm gives Notice to Buyers and Seller of its determination with respect to all disputed items regarding the calculation thereof, or, if earlier, the date on which Seller and Buyers agree in writing on the amount thereof, in which case the LP Adjustment Amount and the Corp Adjustment Amount shall be calculated in accordance with such determination or agreement, as the case may be.

(e)           Payments.

(i)            If the LP Adjustment Amount, as finally determined, exceeds the LP Estimated Adjustment Amount, then LP Buyer shall pay to Seller the amount of such excess, plus interest on the amount of such excess from (and including) the Effective Date to (but excluding) the date of payment at the Prime Rate plus 1.0%.  If the LP Adjustment Amount, as finally determined,  is less than the LP Estimated Adjustment Amount, then Seller shall pay to LP Buyer the amount of such deficiency, plus interest on the amount of such deficiency from (and including) the Effective Date to (but excluding) the date of payment at the Prime Rate plus 1.0%.

(ii)           If the Corp Adjustment Amount, as finally determined, exceeds the Corp Estimated Adjustment Amount, then Corp Buyer shall pay to Seller the amount of such excess, plus interest on the amount of such excess from (and including) the Effective Date to (but excluding) the date of payment at the Prime Rate plus 1.0%.  If the Corp Adjustment Amount, as finally determined, is less than the Corp Estimated Adjustment Amount, then Seller shall pay to Corp Buyer the amount of such deficiency, plus interest on the amount of such deficiency from (and including) the Effective Date to (but excluding) the date of payment at the Prime Rate plus 1.0%.

(iii)          Any payments due under this Section 2.5(e) shall be made within three business days of the date the LP Adjustment Amount and the Corp Adjustment Amount are deemed to be finally determined under Section 2.5(d).

(f)            Definition.  The “GLGTCO Working Capital” and the “GLGTLP Working Capital,” in each case as of the Balance Sheet Date, are calculated as set forth on Schedule 2.5(f).  The “GLGTCO Working Capital” as of the Effective Date shall be calculated using the Effective Date GLGTCO Financial Statements and shall be equal to (1) the amount of current assets of GLGTCO, as reflected on the Effective Date GLGTCO Financial Statements, less (2) the amount of current liabilities of GLGTCO, as reflected on the Effective Date GLGTCO Financial Statements.  The “GLGTLP Working Capital” as of the Effective Date shall be calculated using the Effective Date GLGTLP Financial Statements and shall be equal to (1) the amount of current assets of GLGTLP, as reflected on the Effective Date GLGTLP Financial Statements, less (2) the amount of current liabilities of GLGTLP, as reflected on the Effective Date GLGTLP Financial Statements.  Notwithstanding the foregoing sentence, (i) for the purpose of calculating the GLGTCO Working Capital, none of the following have been or shall be included in either current assets or current liabilities: (A) assets or liabilities of GLGTCO relating to Taxes (including any deferred Tax assets or liabilities); (B) any assets or liabilities of GLGTCO relating to an intercompany account; (C) cash or cash equivalents on hand or accounts receivable constituting the proceeds of insurance received or receivable by GLGTCO in respect of a casualty loss experienced by GLGTCO after the Balance Sheet Date, which casualty loss involves an asset reflected as a non-current asset as of the Balance Sheet Date; and (D) any Excluded Assets and (ii) for the purpose of calculating the GLGTLP Working Capital, none of the following have been or shall be included in either current assets or current liabilities:  (A) assets or liabilities of GLGTLP relating to Taxes (including any deferred Tax assets or liabilities); (B) the current portion of any principal payment obligation with respect to Long-Term Debt; (C) cash or cash equivalents on hand or accounts receivable constituting the proceeds of insurance received or receivable by GLGTLP in respect of a casualty loss experienced by GLGTLP after the Balance Sheet Date, which casualty loss involves an asset reflected as a non-current asset as of the Balance Sheet Date; and (D) any Excluded Assets.  Except to the extent specifically contemplated above, Seller represents and warrants to Buyers that the GLGTCO Working Capital and GLGTLP Working Capital as of the Balance Sheet Date has been calculated in a manner consistent with the method for calculating GLGTCO Working Capital and GLGTLP Working Capital, respectively, as of the Effective Date as set forth in this Section 2.5(f).

2.6           Acknowledgement of Obligations.  For the avoidance of doubt, subject to the terms and conditions of this Agreement, including Sections 7.3 and 7.8 and Articles 11 and 12, (i) Buyers acknowledge and agree that, following the Closing, the Acquired Companies shall remain obligated for their liabilities and obligations, including the Long-Term Debt and accrued and unpaid interest thereon, outstanding as of the Closing (the “Assumed Obligations”), and (ii) the Acquired Companies shall pay, perform, and discharge the Assumed Obligations from and after the Closing in accordance with their terms.

2.7           Purchase Price Allocation.  Seller and Buyers agree that the Purchase Price shall be allocated among the Acquired Companies for Tax purposes in accordance with the allocation set forth on Schedule 2.7 (the “Purchase Price Allocation Schedule”).  The Purchase Price Allocation Schedule shall be revised to take into account subsequent adjustments under this

Agreement to the Purchase Price after the Closing.  Seller and Buyers shall each report the Tax consequences of the purchase and sale contemplated hereby in a manner consistent with the Purchase Price Allocation Schedule and shall not take any inconsistent position on any Tax Returns unless required by Applicable Law.

Article 3
CLOSING

3.1           Closing.  Subject to fulfillment or waiver of the conditions in this Agreement, the Closing shall take place on the Closing Date.  The Closing shall take place at the offices of Andrews Kurth LLP, 600 Travis Street, Houston, Texas 77002 or such other place as the Parties may agree, at 10:00 a.m., Houston, Texas time, as promptly as practicable following the satisfaction or waiver of all conditions to Closing in Articles 8 and 9 (other than conditions that by their nature are to be satisfied at the Closing) or at such other time as the Parties may agree.  For the avoidance of doubt, the Parties agree that the Closing shall occur on the same business day as the Closing of the transactions under the Pipeline/Storage PSA.  Unless otherwise agreed, all Closing transactions shall be deemed to have occurred simultaneously.

3.2           Deliveries by Seller.  At the Closing, Seller will deliver the following documents to Buyers:

(a)           A certificate executed on behalf of Seller by the president, senior vice president, or vice president of Seller, dated the Closing Date, representing and certifying, in such detail as Buyers may reasonably request, that the conditions set forth in Sections 9.1 and 9.2 have been fulfilled.

(b)           The certificates, instruments, and documents listed below:

(i)            An assignment or other transfer document for the transfer of the GLGTLP GP Interest to LP Buyer in a form acceptable to Buyers, free and clear of all Encumbrances.

(ii)           The stock certificates representing all of the GLGTCO Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, and otherwise in form acceptable to Buyers for transfer of the GLGTCO Shares to Corp Buyer free and clear of all Encumbrances.

(iii)          The written resignations of the directors and officers appointed or designated by Seller or any of its Affiliates to the Acquired Companies, such resignations to be effective concurrently with the Closing on the Closing Date.

(c)           An agreement in form and substance mutually satisfactory to Seller and Buyers pursuant to which each of Buyers and any other Affiliate of Buyers that is a party to or is otherwise bound by the agreements referenced below, and each of Seller; American Natural Resources Company; ANR Pipeline Company; El Paso CNG Company, L.L.C.; ANR Capital Corporation; Seafarer US Pipeline System, Inc. and any other Affiliate of Seller that is a party to or is otherwise bound by the agreements referenced below, is released from, and waives any rights it may have under, (i) the Capital Contribution Agreement, dated as of April 5, 1990, as amended, among American Natural Resources Company, Seller, Corp Buyer, TransCanada GL, Inc. and GLGTCO, including any consents, assignments, assumptions, waivers or other instruments related thereto, (ii) the Corporate Agreement, date as of August 20, 1965, as amended, between American Natural Resources Company and TransCanada PipeLines Limited, including any consents, assignments, assumptions, waivers or other instruments related thereto, or (iii) Article VII of the Agreement of Limited Partnership of GLGTLP dated as of April 5, 1990 among TransCanada GL Inc., Coastal Great Lakes, Inc. and GLGTCO, as amended including any consents, assignments, assumptions, waivers or other instruments related thereto.

(d)           Such other certificates, instruments of conveyance, and documents as may be reasonably requested by Buyers prior to the Closing Date to carry out the intent and purposes of this Agreement.

3.3           Deliveries by Buyers.  At the Closing, Buyers will deliver the following documents to Seller:

(a)           A certificate executed by the president, senior vice president, or vice president of the Corp Buyer and a similar officer of the general partner of the LP Buyer, in each case dated the Closing Date, representing and certifying, in such detail as Seller may reasonably request, that the conditions set forth in Sections 8.1 and 8.2 have been fulfilled.

(b)           Such other certificates, instruments, and documents as may be reasonably requested by Seller prior to the Closing Date to carry out the intent and purposes of this Agreement.

(c)           Payment of the sum of the LP Base Purchase Price, as adjusted by the LP Estimated Adjustment Amount, and the LP Interest Adjustment by LP Buyer, in immediately available funds to the bank account or accounts designated by Seller under Section 2.2.

(d)           Payment of the sum of the Corp Base Purchase Price, as adjusted by the Corp Estimated Adjustment Amount, and the Corp Interest Adjustment by Corp Buyer, in immediately available funds to the bank account or accounts designated by Seller under Section 2.2.

(e)           An executed counterpart of the agreement specified in Section 3.2(c).

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Schedules (it being understood that a representation or warranty shall not be deemed to be qualified by any item disclosed or described in any Schedule unless it is reasonably apparent that such item is applicable to such representation or warranty), Seller represents and warrants to Buyers as follows:

4.1           Corporate Organization.  Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware.

4.2           Acquired Companies.

(a)           List of Acquired Companies.  Except as set forth on Schedule 4.2, to the Seller’s knowledge, the Acquired Companies do not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any other Person.  Schedule 4.2 lists (i) each Acquired Company, the jurisdiction of incorporation or formation of each Acquired Company, and the authorized (in the case of capital stock) and outstanding capital stock or other equity interests held or owned by Seller in each Acquired Company (including the owners thereof), and (ii) to Seller’s knowledge, each of the other entities in which the Acquired Companies own any equity interests.  To Seller’s knowledge, each corporate Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each other Acquired Company is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.  To Seller’s knowledge, each Acquired Company has all requisite corporate or other power and authority, as applicable, to own, lease, and operate its assets and properties and to carry on its business as now being conducted.  To Seller’s knowledge, no actions or proceedings to dissolve any Acquired Company are pending.

(b)           No Encumbrances.  Except as otherwise indicated on Schedule 4.2, the Purchased Interests constitute the only equity interests in the Acquired Companies owned by Seller and such Purchased Interests are owned directly or indirectly by Seller free and clear of all Encumbrances, other than (i) restrictions on transfer that may be imposed by federal or state securities laws, (ii) those that arise by virtue of any actions taken by or on behalf of either Buyer or its respective Affiliates, or (iii) the restrictions on transfer that may be imposed under the certificate of incorporation, bylaws, or other organizational documents of the Acquired Companies.  All outstanding shares of capital stock of each corporate Acquired Company owned directly or indirectly by Seller have been validly issued and are fully paid and nonassessable.  All equity interests of each other Acquired Company owned directly or indirectly by Seller have been validly issued and are fully paid.  None of the shares of capital stock or other equity interests of any Acquired Company owned directly or indirectly by Seller are subject to, or were issued in violation of, any preemptive or similar rights.

(c)           No Options.  Except for equity interests in the Acquired Companies that are owned by Affiliates of the Corp Buyer as set forth in Section 5.9 or as set forth on Schedule 4.2, there are outstanding (i) to Seller’s knowledge, no shares of capital stock or other equity securities of any Acquired Company, (ii) to Seller’s knowledge, no securities of any Acquired Company convertible into or exchangeable for shares of capital stock or other equity securities of any Acquired Company, (iii) no options or other rights to acquire from Seller or, to Seller’s knowledge, any Acquired Company, and no obligation of Seller or, to Seller’s knowledge, any Acquired Company to issue or sell, any shares of capital stock or other equity securities, and (iv) to Seller’s knowledge, no equity equivalent, interests in the ownership or earnings, or other similar rights of or with respect to any Acquired Company or any securities convertible into or exchangeable for such capital stock or equity securities.  There are no outstanding obligations of Seller or, to Seller’s knowledge, any Acquired Company to repurchase, redeem, or otherwise acquire any of the foregoing shares, securities, options, equity equivalents, interests, or rights.

(d)           Qualification.  To Seller’s knowledge, each of the Acquired Companies is duly qualified or licensed to do business as a corporation, foreign corporation, limited partnership, or limited liability company, as applicable, and the Acquired Companies are each in good standing in each of the jurisdictions set forth opposite its name on Schedule 4.2, which are all the jurisdictions in which the assets or property owned, leased, or operated by it or the conduct of its business requires such qualification or licensing, except jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

4.3           Charter and Bylaws.  To Seller’s knowledge, Seller has made available to Buyers in the Data Site accurate and complete copies of the certificate of incorporation and bylaws (or equivalent organizational documents) as currently in effect for each Acquired Company.

4.4           Authority Relative to this Agreement.  Seller has full power and authority to execute, deliver, and perform this Agreement and the Related Agreements.  The execution, delivery, and performance by Seller of this Agreement and the Related Agreements, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Seller and no other action on the part of Seller or any Affiliate or member of Seller is necessary to authorize such execution, delivery and performance.  This Agreement has been duly executed and delivered by Seller and constitutes, and each Related Agreement has been, or when executed will be, duly executed and delivered by Seller and constitutes, or when executed and delivered will constitute, valid and legally binding obligations of Seller, enforceable against Seller in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

4.5           No Conflict.  The execution, delivery, and performance by Seller of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby or thereby do not and will not (x) violate or breach the certificate of incorporation or by-laws (or equivalent organizational documents) of (i) Seller or (ii) to Seller’s knowledge, GLGTCO, GLGTLP or any other Acquired Company, (y) violate or breach any Applicable Law binding upon Seller or, to Seller’s knowledge, any Acquired Company, or any of their respective assets or properties, or (z) to Seller’s knowledge, violate or result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of any Acquired Company under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument relating to such assets or properties to which any Acquired Company is a party or by which any of such assets or properties is bound or affected, except in the case of clauses (y) and (z) as would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect.

4.6           Consents, Approvals, and Licenses.  No consent, approval, authorization, license, order or Permit of, or declaration, filing or registration with, or notification to, any Governmental Entity, or any other Person, is required to be made or obtained by Seller or, to Seller’s knowledge, any Acquired Company in connection with the execution, delivery, and performance of this Agreement or the Related Agreements and the consummation of the transactions contemplated hereby or thereby, except: (a) as set forth on Schedule 4.6; (b) where the failure to obtain such consents, approvals, authorizations, licenses, orders, or Permits of, or to make such declarations, filings, or registrations or notifications, would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect; and (c) as may be necessary as a result of any facts or circumstances relating solely to Buyers.

4.7           Financial Statements and Reports.  Schedule 4.7(a) contains (i)(A) an audited consolidated balance sheet of GLGTCO as of December 31, 2005 and an unaudited consolidated balance sheet of GLGTCO as of September 30, 2006, (B) an audited consolidated statement of income of GLGTCO for the year ended December 31, 2005 and an unaudited consolidated statement of income of GLGTCO for the nine-month period ended September 30, 2006, and (C) an audited consolidated statement of cash flow of GLGTCO for the year ended December 31, 2005 (collectively, the “GLGTCO Financial Statements”), and (ii)(A) an audited consolidated balance sheet of GLGTLP as of December 31, 2005 and an unaudited consolidated balance sheet of GLGTLP as of September 30, 2006, (B) an audited consolidated statement of income of GLGTLP for the year ended December 31, 2005 and an unaudited consolidated statement of income of GLGTLP for the nine-month period ended September 30, 2006, and (C) an audited consolidated statement of cash flow of GLGTLP for the year ended December 31, 2005 (collectively, the “GLGTLP Financial Statements” and with the GLGTCO Financial Statements, the “GL Financial Statements”).  To Seller’s knowledge, the GL Financial Statements have been prepared in accordance with U.S. GAAP, except as set forth in the notes thereto, consistently applied throughout the periods covered thereby.  To Seller’s knowledge, the GL Financial Statements are consistent with the books and records of GLGTCO and GLGTLP, as the case may be, and fairly present, in all material respects, the financial position, results of operations, and cash flows of GLGTCO or GLGTLP, as the case may be, as of the date and for the period indicated.  To Seller’s knowledge, except as disclosed on Schedule 4.7, there are no significant deficiencies, including material weaknesses in the design or operation of internal controls over the Acquired Companies’ financial reporting.

4.8           Absence of Certain Changes.  Except as disclosed on Schedule 4.8, as contemplated by other provisions of this Agreement, or as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, since the Balance

Sheet Date, to Seller’s knowledge, (i) there has not been any adverse change in the assets, liabilities, business, operations, results of operation, or financial condition of the Acquired Companies, (ii) the businesses of the Acquired Companies have been conducted only in the ordinary course consistent with past practice, (iii) none of the Acquired Companies has incurred any liability or entered into any agreement, in each case, outside the ordinary course of business consistent with past practice, (iv) none of the Acquired Companies has suffered any unrepaired loss, damage, destruction, or other casualty to any of its property, plant, equipment, or inventories (whether or not covered by insurance), and (v) the Acquired Companies have not made any change in compensation levels of their senior executives, any changes in the manner in which other employees of the Acquired Companies are generally compensated, or any provision of additional or supplemental benefits for employees of the Acquired Companies generally, except normal periodic increases or promotions effected in the ordinary course of business consistent with past practice.

4.9           Undisclosed Liabilities.  To Seller’s knowledge, the Acquired Companies do not have any liability or obligation, except (i) liabilities or obligations reflected on the GL Financial Statements, (ii) liabilities or obligations which have arisen since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) liabilities or obligations reflected on Schedule 4.9, (iv) liabilities or obligations with respect to the Tax and environmental matters, which are addressed by the representations and warranties set forth in Section 4.10 and 4.15, respectively, and (v) other liabilities or obligations which, individually or in the aggregate, have not had and would not be reasonably expected to have a Material Adverse Effect.

4.10         Tax Matters.  Except as disclosed on Schedule 4.10:

(a)           to Seller’s knowledge, all material Tax Returns required to be filed by or with respect to the Acquired Companies (including consolidated, combined, or unitary Tax Returns in which the Acquired Companies are members), have been timely filed with the appropriate Taxing Authorities in all jurisdictions in which such Tax Returns are required to be filed;

(b)           to Seller’s knowledge, such Tax Returns were correct and complete in all material respects as to the Acquired Companies, and all Taxes due and payable on such Tax Returns have been paid in full or adequate reserves (determined in accordance with U.S. GAAP) have been provided for, on the GLGTCO Financial Statements and on the GLGTLP Financial Statements as to the Acquired Companies;

(c)           to Seller’s knowledge, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any material Tax Returns filed by or with respect to, the Acquired Companies;

(d)           to Seller’s knowledge, none of the Tax Returns of or with respect to any of the Acquired Companies, is currently being audited or examined by any Taxing Authority;

(e)           to Seller’s knowledge, no material deficiency for any Taxes has been assessed with respect to any of the Acquired Companies, that has not been abated, paid in full, or adequately provided for on the GL Financial Statements;

(f)            to Seller’s knowledge, there is no material dispute or material claim concerning any Tax liability of any of the Acquired Companies, claimed or raised by any Taxing Authority in writing;

(g)           all material Taxes that, to Seller’s knowledge, any of the Acquired Companies is or was required to withhold or collect have been duly withheld or collected, and to the extent required, have been paid to the proper Taxing Authority;

(h)           to Seller’s knowledge, no payments are due or will become due by any of the Acquired Companies, under any Tax sharing agreement or similar arrangement;

(i)            each of the Acquired Companies is and has been since its inception classified for federal tax purposes in the manner described in Treasury Regulations Sections 301.7701-2 and -3(b) (and any comparable provision of Applicable Law of state and local jurisdictions that permit such treatment);

(j)            to Seller’s knowledge, a valid election under Section 754 of the Code is or will be in effect for each of the Acquired Companies classified as a partnership for federal tax purposes for the taxable year in which Buyers acquire the Purchased Interests of the Company; and

(k)           to Seller’s knowledge, none of the Acquired Companies is required to indemnify any other party for taxes owed by any other party.

4.11         Compliance With Laws.  To Seller’s knowledge, the Acquired Companies are in compliance with all Applicable Laws (other than Applicable Environmental Laws, as to which Seller’s sole representations and warranties are set forth in Section 4.15, and Taxes, as to which Seller’s sole representations and warranties are set forth in Section 4.10), except (i) as disclosed on Schedule 4.11 or (ii) for noncompliance with such Applicable Laws that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.  Since January 1, 2004, to Seller’s knowledge, none of the Acquired Companies (x) has received written notice of any material violation of any Applicable Law (other than (I) Applicable Environmental Laws, as to which Seller’s sole representations and warranties are set forth in Section 4.15, (II) Taxes, as to which Seller’s sole representations and warranties are set forth in Section 4.10 and (III) such notices that have been resolved with the applicable Governmental Entity without liability or cost to the Acquired Companies after the Closing or (y) is in default in any material respect under any judgment, order, writ, injunction or decree of any Governmental Entity applicable to the Acquired Companies or any of their respective assets, properties or operations.

4.12         Legal Proceedings.  Except as disclosed on Schedule 4.12, to Seller’s knowledge, there are no material Proceedings pending or threatened against or involving any of the Acquired Companies or any properties of any of the Acquired Companies.  Except (i) as disclosed on

Schedule 4.12 and (ii) for judgments, orders, writs, injunctions or decrees issued by FERC, to Seller’s knowledge, none of the Acquired Companies is subject to any material judgment, order, writ, injunction, or decree of any Governmental Entity.  Except as set forth in Schedule 4.12, to Seller’s knowledge, no Acquired Company is subject to any judgment, order, writ, injunction, or decree issued by FERC that would, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect.  Except as disclosed on Schedule 4.12, there are no Proceedings pending or, to Seller’s knowledge, threatened, seeking to restrain, prohibit, or obtain damages or other relief from Seller or the Acquired Companies in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby.

4.13         Acquired Company Agreements.

(a)           List of Agreements.  To Seller’s knowledge, set forth on Schedule 4.13 is a list of the following agreements and contracts to which any Acquired Company is a party or by which any Acquired Company is otherwise bound:

(i)            any commitment, agreement or purchase order that could, in accordance with its terms, involve aggregate payments by any Acquired Company of more than $5,000,000 within the remaining term of such agreement;

(ii)           any note, loan, evidence of indebtedness, letter of credit or guarantee of the indebtedness or performance of any obligations of another Person;

(iii)          any lease under which any Acquired Company is the lessor or lessee of real or personal property, which lease (A) cannot be terminated by any Acquired Company without penalty upon not more than 180 calendar days’ notice and (B) involves an annual base rental during 2006 in excess of $5,000,000;

(iv)          any contracts or agreements containing covenants limiting the freedom of any Acquired Company or any Acquired Company and its Affiliates, in any material respect, after the Closing Date to engage in any line of business or compete with any Person (other than the partnership agreement, certificate of incorporation or other governing document of any of the Acquired Companies);

(v)           any pending sale or lease of real or personal property of any Acquired Company (other than sales of natural gas, natural gas liquids, or other items of inventory in the ordinary course of business) in excess of $5,000,000;

(vi)          any gas purchase contracts, gas sales contracts, gas processing agreements, transportation agreements, natural gas liquids sales contracts, operational balancing agreements, storage agreements and gathering agreements involving payments to or from any Acquired Company during calendar year 2006 in excess of $5,000,000;

(vii)         any contract requiring a capital expenditure or a commitment for a capital expenditure in excess of $5,000,000;

(viii)        any material obligation to make future payments, contingent or otherwise, arising out of or relating to the acquisition or disposition of any business, assets, or stock of any Acquired Company or of any other Person by any Acquired Company;

(ix)           any joint venture, joint development or partnership agreement (other than the partnership or limited liability company operating agreements of the Acquired Companies);

(x)            documents granting any power of attorney to any officer or employee of Seller or any of its Affiliates (other than the Acquired Companies) with respect to the material affairs of any Acquired Company;

(xi)           any material agreement between any Acquired Company, on the one hand, and a Seller or any Affiliate of a Seller (other than an Acquired Company), on the other hand, including agreements with respect to the purchase, sale, transportation, or storage of natural gas, including operational balancing and measurement agreements; and

(xii)          all material amendments, modifications, extensions or renewals of any of the foregoing.

(b)           No Violations.  To Seller’s knowledge, except as disclosed in Schedule 4.13, none of the Acquired Companies is in material breach or material violation of, or material default under, any of the Scheduled Contracts.  To Seller’s knowledge, each Scheduled Contract, in all material respects, is a valid agreement, arrangement, or commitment of the Acquired Company which is a party thereto, enforceable against such Acquired Company in accordance with its terms and, in all material respects, is a valid agreement, arrangement, or commitment of each other party thereto, enforceable against such party in accordance with its terms, except in each case (i) where enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting creditors’ rights generally and except where enforceability is subject to the application of equitable principles or remedies, or (ii) where such Scheduled Contract has expired or been terminated by its terms.  To Seller’s knowledge, true and complete electronic copies of the Scheduled Contracts were made available to Buyers on the Data Site.

4.14         Employee Plans and Labor Matters

(a)           Disclosure.  To the extent the following are available to Seller, Seller has heretofore provided to Buyers or made available on the Data Site (i) a true and complete copy of each material Employee Plan that the Acquired Companies contribute to or participate in (the “Acquired Company Plans”) (each of which is listed on Schedule 4.14(a)) and any accompanying summary plan description, (ii) each trust agreement relating to such plan, (iii) the most recent IRS Form 5500 for such plan, and

(iv) the most recent determination letter issued by the IRS with respect to any such plan intended to be qualified under Section 401(a) of the Code.

(b)           ERISA.  To Seller’s knowledge, (i) except as set forth in Schedule 4.14(b), none of the Acquired Company Plans, is a “multiemployer pension plan,” as described in Section 3(37) of ERISA, or a “multiple employer pension plan,” as defined in Section 4063 of ERISA, and (ii) no material liability under Title IV of ERISA has been incurred by the Acquired Companies or any Acquired Company Plan that has not been satisfied in full, other than liability for premiums that are not yet due and payable to the Pension Benefit Guaranty Corporation.  To Seller’s knowledge, no Acquired Company Plan has an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA and Section 412 of the Code). To Seller’s knowledge, full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all contributions which any Acquired Company is required to pay under the terms of each of the Acquired Company Plans and Section 412 of the Code.

(c)           Qualification.  To Seller’s knowledge, each Acquired Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it is so qualified, and to Seller’s knowledge, nothing has occurred since the date of such letter to adversely affect the qualified status of each such plan.  To Seller’s knowledge, each Acquired Company Plan has been operated in all material respects in accordance with its terms and the requirements of Applicable Law.  To Seller’s knowledge, there have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Acquired Company Plan subject to 401(a) of the Code to which either of those sections may apply that could reasonably be expected to result in a material liability to any of the Acquired Companies.

(d)           Labor Matters.  Except as set forth in Schedule 4.14(d), to Seller’s knowledge, none of the Acquired Companies is or has been during the past three years (i) a party to, or bound by, any collective bargaining agreement with a labor union or labor organization, or (ii) the subject of any formal proceeding asserting that any Acquired Company has committed an unfair labor practice or is seeking to compel it to bargain with any labor organization as to wages or conditions of employment.  To the Seller’s knowledge, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of any Acquired Company.  To Seller’s knowledge, there is no pending or, to the knowledge of Seller, threatened grievance, arbitration demand, charge, complaint, or other legal action against any Acquired Company by the National Labor Relations Board (the “NLRB”) or any comparable agency of any state of the United States.  To Seller’s knowledge, none of the Acquired Companies has taken any action with respect to the transactions contemplated hereby that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification (WARN) Act of 1989 or that could otherwise trigger any notice requirement or liability under any local or state plant closing notice law.

4.15         Environmental Matters; Pipeline Matters

(a)           Environmental Matters.  Except as set forth on Schedule 4.15, to Seller’s knowledge, (i) the Acquired Companies and their respective operations are in compliance with all Applicable Environmental Laws in all material respects, (ii) none of the Acquired Companies is the subject of any outstanding order or judgment from a Governmental Entity under Applicable Environmental Laws requiring remediation or payment of a fine in an amount in excess of $5,000,000 individually or in the aggregate, (iii) since January 1, 2004, neither Seller nor any Acquired Company has received any written notice of any material liability or material violation from any Governmental Entity under any Applicable Environmental Law, other than such notices that have been resolved with the applicable Governmental Entity without any liability or cost of the Acquired Companies related thereto after the Closing Date, and (iv) except for actions or conditions which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no condition exists on any property currently owned or leased by the Acquired Companies which would subject any Acquired Company or such property to any remedial obligations or liabilities (including liabilities to Third Parties or to private tort plaintiffs) under any Applicable Environmental Laws that does not have an adequate reserve (as determined in accordance with U.S. GAAP) on the GL Financial Statements.

(b)           Pipeline Matters.  As of the date of this Agreement, to Seller’s knowledge, there have been no ruptures of any pipelines or related facilities of the Acquired Companies resulting in significant injury, loss of life, or material property damage, except to the extent that any liabilities or costs arising as a result of such pipeline ruptures have been substantially resolved so that Seller does not reasonably expect that the Acquired Companies will incur material liabilities or costs related thereto after the Closing Date.

4.16         Insurance.  To Seller’s knowledge, set forth on Schedule 4.16(i) is a list of all Acquired Company Insurance Policies.  Except as set forth on Schedule 4.16(ii), Seller and its Affiliates (other than the Acquired Companies) do not maintain any insurance policy with respect to any of the assets or operations of any Acquired Company.  To Seller’s knowledge, all premiums due and payable with respect to the Acquired Company Insurance Policies have been timely paid.

4.17         Title to Assets.  To Seller’s knowledge, except (i) for the Excluded Assets, or (ii) as shown in Schedule 4.17, each of the Acquired Companies has good and valid title to its material property interests and the material assets used or necessary to conduct the business of such Acquired Company as presently conducted, free and clear of Encumbrances, other than Permitted Encumbrances.

4.18         Intellectual Property Rights.  Except (i) for the assets described in Section 7.8 or listed on Schedule 7.8, and (ii) for commercially available software, to the Seller’s knowledge (a) the Acquired Companies own or have the right to use under a license, sublicense, other agreement all material intellectual property necessary for the businesses conducted by the

Acquired Companies, (b) each item of material intellectual property owned or used by the Acquired Companies as of the Balance Sheet Date will be in all material respects owned or available for use by the Acquired Companies on substantially the same terms and conditions immediately subsequent to the Closing, (c) such material intellectual property is not the subject of any Encumbrance or claim of license or ownership of any Third Party that would materially adversely affect the Acquired Companies’ rights in, or ability to use or exploit, such intellectual property, (d) since January 1, 2004, the Acquired Companies have not received any written notice, claim, or demand alleging any misappropriation or infringement of any material intellectual property rights of Third Parties, (e) the Acquired Companies have not engaged in any conduct, or omitted to perform any necessary act, the result of which is reasonably likely to invalidate or adversely affect the enforceability of any material intellectual property rights and (f) there is no infringement, misappropriation or improper use of the Acquired Companies’ rights in such material intellectual property by any Third Party.

4.19         Permits.  To Seller’s knowledge, each of the Acquired Companies possesses all Permits necessary for it to own its assets and operate its business as currently conducted, except where the failure to hold any such Permit would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Acquired Companies taken as a whole.  To Seller’s knowledge, all such Permits are in full force and effect and, except as reflected in Schedule 4.19, none of the Acquired Companies has received any written notifications concerning violations of any such Permits.  To Seller’s knowledge, there are no Proceedings pending or threatened before any Governmental Entity, arbitrator, or mediator that seek the revocation, cancellation, suspension, or adverse modification thereof, except for such matters as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

4.20         Regulatory Matters.  To Seller’s knowledge, each of the Acquired Companies is in compliance in all material respects with (i) all applicable provisions of the Natural Gas Act (the “NGA”) and (ii) all applicable orders and regulations of FERC that pertain to the business or operations of that Acquired Company.  No approval of FERC is required in connection with execution of this Agreement by Seller or the consummation of the transactions contemplated hereby with respect to Seller or, to Seller’s knowledge, the Acquired Companies.

4.21         [Intentionally Omitted]

4.22         Brokerage Fees.  Except as set forth on Schedule 4.22, neither Seller nor any of its Affiliates (other than the Acquired Companies) or, to Seller’s knowledge, any Acquired Company has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or the transactions contemplated hereby for which Buyers or any Acquired Company shall have any responsibility or liability.

4.23         Transactions with Directors, Officers, Employees and Affiliates.  Except for the Purchased Interests or as set forth on Schedule 4.23, Seller and its Affiliates (other than the Acquired Companies) do not own or have any rights (other than transportation rights on the facilities of the Acquired Companies) in or to any of the material assets, properties or rights used by the Acquired Companies.

4.24         Long-Term Debt.  To Seller’s knowledge, (a) the Acquired Companies have no other indebtedness for borrowed money that would be treated as long-term debt under U.S. GAAP (including the amount of unamortized debt discount, if any) other than the Long-Term Debt and (b) set forth on Schedule 4.24 is the principal amount outstanding under each of the items listed in the definition of Long-Term Debt (on a per item basis) as of the date hereof.

4.25         Limitations.  Except as and to the extent set forth in this Agreement, Seller makes no representations or warranties whatsoever to Buyers and hereby disclaim all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Buyers or their representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyers by any director, officer, employee, agent, consultant, or representative of Seller or any Affiliate thereof, including those in the Data Site or in the Confidential Memorandum dated September 2006).  Seller makes no representations or warranties to Buyers regarding the probable success or profitability of the businesses of the Acquired Companies.

Article 5
REPRESENTATIONS AND WARRANTIES OF BUYERS

Each Buyer (with respect to itself, but not with respect to the other Buyer) represents and warrants to Seller as follows:

5.1           Organization.  Corp Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.  LP Buyer is a limited partnership duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation.

5.2           Authority Relative to This Agreement.  Such Buyer has full power and authority to execute, deliver, and perform this Agreement and any Related Agreements to which it is a party.  The execution, delivery, and performance by such Buyer of this Agreement and such Related Agreements and the consummation by such Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited partnership action of such Buyer, and no other action on the part of such Buyer, its Affiliates or any shareholder or partner of such Buyer is necessary to authorize such execution, delivery and performance.  This Agreement has been duly executed and delivered by such Buyer and constitutes, and each such Related Agreement executed or to be executed by such Buyer has been, or when executed will be, duly executed and delivered by such Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Buyer, enforceable against such Buyer in accordance with their terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

5.3           No Conflict.  The execution, delivery and performance of this Agreement and the Related Agreements by such Buyer and the consummation by such Buyer of the transactions contemplated hereby or thereby do not and will not (a) violate or breach the certificate of incorporation or by-laws of (or other organizational documents) of such Buyer, (b) violate or breach any Applicable Law binding upon such Buyer, or (c) violate or result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of such Buyer under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which such Buyer is a party or by which any of such assets or properties is bound or affected, except in the case of clauses (b) and (c) as would not, individually or in the aggregate, reasonably be expected to materially impede or delay such Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

5.4           Consents, Approvals, and Licenses.  No consent, approval, authorization, license, order, or Permit of, or declaration, filing, or registration with, or notification to, any Governmental Entity, or any other Person, is required to be made or obtained by such Buyer or any of its Affiliates in connection with the execution, delivery, and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby or thereby, except (a) as may be necessary as a result of any facts or circumstances relating solely to Seller, or (b) where the failure to obtain such consent, approval, authorization, license, order, or Permit, or to make such declaration, filing, registration or notification would not, individually or in the aggregate, reasonably be expected to materially impede or delay such Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

5.5           Investment Intent; Investment Experience; Restricted Securities.  Such Buyer is acquiring the GLGTCO Shares or GLGTLP GP Interest, as the case may be, for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof.  In acquiring the Purchased Interests it is acquiring, such Buyer is not offering or selling, and will not offer or sell, for Seller in connection with any distribution of such Purchased Interests, and such Buyer does not have a participation and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws.  Such Buyer acknowledges that it is able to understand and appreciate the businesses conducted by the Acquired Companies, can bear the economic risk of its investment in the Purchased Interests it is acquiring, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in such Purchased Interests.  Such Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act.  Such Buyer understands that the Purchased Interests it is acquiring will not have been registered under the Securities Act or any applicable state securities laws, that such Purchased Interests will be characterized as “restricted securities” under federal securities laws and that under such laws and applicable regulations such Purchased Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

5.6           Legal Proceedings.  There are no Proceedings pending against such Buyer or its Affiliates or, to the knowledge of such Buyer, threatened against such Buyer or its Affiliates seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

5.7           Brokerage Fees.  Neither such Buyer nor any of its Affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or the transactions contemplated hereby for which Seller or its Affiliates will have any responsibility or liability.

5.8           Available Funds.  At the Closing, (i) LP Buyer will have sufficient cash or other sources of immediately available funds to enable it to pay the full LP Base Purchase Price, as adjusted by the LP Adjustment Amount and the LP Interest Adjustment, and (ii) Corp Buyer will have sufficient cash or other sources of immediately available funds to enable it to pay the full Corp Base Purchase Price, as adjusted by the Corp Adjustment Amount and the Corp Interest Adjustment.

5.9           Ownership by Corp Buyer.  Except for the Purchased Interests and the equity interests owned by Affiliates of Corp Buyer as set forth on Schedule 5.9, Corp Buyer represents and warrants that there are outstanding (i) to Corp Buyer’s knowledge, no shares of capital stock or other equity securities of any Acquired Company, (ii) to Corp Buyer’s knowledge, no securities of any Acquired Company convertible into or exchangeable for shares of capital stock or other equity securities of any Acquired Company, (iii) no options or other rights to acquire from the Affiliates of Corp Buyer listed on Schedule 5.9 or, to Corp Buyer’s knowledge, any Acquired Company, and no obligation of the Affiliates of Corp Buyer listed on Schedule 5.9 or, to Corp Buyer’s knowledge, any Acquired Company to issue or sell, any shares of capital stock or other equity securities, and (iv) to Corp Buyer’s knowledge, no equity equivalent, interests in the ownership or earnings, or other similar rights of or with respect to any Acquired Company or any securities convertible into or exchangeable for such capital stock or equity securities.  There are no outstanding obligations of the Affiliates of Corp Buyer listed on Schedule 5.9 or, to Corp Buyer’s knowledge, any Acquired Company to repurchase, redeem, or otherwise acquire any of the foregoing shares, securities, options, equity equivalents, interests, or rights.

5.10         Independent Investigation.  Each Buyer hereby acknowledges and affirms that it has completed its own independent investigation, analysis, and evaluation of the Acquired Companies, that it has made all such reviews and inspections of the businesses, assets, results of operations, condition (financial or otherwise), liabilities, and prospects of the Acquired Companies as it has deemed necessary or appropriate, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied solely on (i) its own independent investigation, analysis, and evaluation of such matters and the Acquired Companies and (ii) the representations and warranties expressly set forth in this Agreement and in the Related Agreements.

Article 6
CONDUCT OF ACQUIRED COMPANIES PENDING CLOSING

Seller hereby covenants and agrees with each Buyer as follows:

6.1           Conduct and Preservation of the Acquired Companies.  Except as provided in this Agreement and Schedule 6.2 or as consented to in writing by Buyers (which consent will not be unreasonably withheld, delayed, or conditioned), during the period from the date hereof to the Closing, Seller shall (i) use commercially reasonable efforts to cause each of the Acquired Companies to conduct its operations according to its ordinary course of business consistent with past practice and in compliance with all Applicable Laws, (ii) use commercially reasonable efforts to cause each Acquired Company in all material respects to preserve, maintain, and protect its assets, rights, and properties, (iii) keep the insurance policies listed in Schedule 4.16(ii) in effect through the Closing, and (iv) use commercially reasonable efforts to cause each Acquired Company to comply in all material respects with the licenses and terms and conditions of service provided by FERC or any other permitting or regulatory agency known to Seller.  Notwithstanding the foregoing, Seller and the Acquired Companies shall not be required to make any payments or enter into or amend any contractual agreements, arrangements, or understandings to satisfy the foregoing obligation unless such payment or other action is required or consistent with past practice.

6.2           Restrictions on Certain Actions.  Without limiting the generality of Section 6.1, and except as set forth in Schedule 6.2, during the period between the date hereof and the Closing, Seller shall use commercially reasonable efforts to not permit any Acquired Company, without the prior written consent of Buyers, which consent shall not be unreasonably withheld, delayed, or conditioned, to:

(a)           amend its charter or bylaws or other governing instruments;

(b)           (i) issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any shares of its capital stock of any class or any other securities or equity equivalents; or (ii) amend any of the terms of any such securities outstanding as of the date hereof;

(c)           (i) split, combine, or reclassify any shares of its capital stock or other equity interests; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or other equity interests; (iii) repurchase, redeem or otherwise acquire any of its securities; or (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of any Acquired Company;

(d)           except in the ordinary course of business consistent with past practice, create, incur, guarantee, or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other Person;

(e)           except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Acquired Companies, taken as a whole, increase the benefits or compensation to any director, officer, or employee of the Acquired Companies; or (ii) pay to any director, officer, or employee of the Acquired Companies any benefit not required by any employee benefit agreement, trust, plan, fund, or other arrangement as in effect on the date hereof;

(f)            acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any assets outside the ordinary course of business consistent with past practice or any assets having a value of $5,000,000 or more in the aggregate;

(g)           acquire (by merger, consolidation, or acquisition of stock or assets, or otherwise) any corporation, partnership, or other business organization or division thereof;

(h)           make any capital expenditure or expenditures in excess of the existing capital expenditures budget approved by the management committee of GLGTLP, except for reasonable expenditures made by any Acquired Company in connection with any emergency or other force majeure events affecting such Acquired Company;

(i)            pay, discharge, or satisfy any material claims, liabilities, or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, and whether asserted or unasserted), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the GLGTCO Financial Statements or GLGTLP Financial Statements or incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice;

(j)            amend, modify, or change in any material respect any Scheduled Contract, or enter into any new agreement or contract that would constitute a Scheduled Contract, except to the extent Seller reasonably believes that the Acquired Companies are required to amend, modify, or change any Scheduled Contract, or enter into any new agreement or contract that would constitute a Scheduled Contract, in order to comply with obligations under the Scheduled Contracts existing as of the date hereof or to comply with Applicable Laws, including a regulation of or tariff filed with FERC or the MPSC;

(k)           change in any material respect any of the accounting principles or practices used by it, except for any change required by reason of a concurrent change in U.S. GAAP;

(l)            other than filings related to the capital expenditures permitted by Section 6.2(h), make any material filings or submit any material document or material information to FERC, the MPSC, or any other permitting or regulatory agency; or

(m)          commit or otherwise agree to do any of the foregoing.

Article 7
ADDITIONAL AGREEMENTS

7.1           Access to Information and Confidentiality.

(a)           Access.        Between the date hereof and the Closing, Seller (i) shall give, and shall use commercially reasonable efforts to cause the Acquired Companies to give, each Buyer and its authorized representatives reasonable access, during regular business hours and upon reasonable advance Notice, to such employees, plants, pipelines, and other facilities, and such books and records, of the Acquired Companies and Seller, as are reasonably necessary to allow each Buyer and its authorized representatives to make such inspections as they may reasonably require to verify the accuracy of any representation or warranty contained in this Agreement or as they may reasonably require for the transition of the ownership interests in the Acquired Companies from Seller to the applicable Buyer and (ii) shall use commercially reasonable efforts to cause officers of the Acquired Companies to furnish each Buyer and its authorized representatives with such financial and operating data and other information with respect to the Acquired Companies as is available to such officers and as such Buyer may from time to time reasonably request.  Neither Buyer shall have any right of access to, and Seller shall have no obligation to provide to either Buyer, (1) bids received from others in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids, or (2) any information the disclosure of which Seller has concluded, based on the advice of outside legal counsel, is reasonably likely to jeopardize any privilege available to any Acquired Company or Seller relating to such information or to cause either Seller or any Acquired Company or any of their Affiliates to breach a confidentiality obligation, provided that Seller shall use commercially reasonable efforts to obtain a waiver of any such confidentiality obligations (collectively, the “Excluded Information”).  Each Buyer agrees that if Seller or an Acquired Company inadvertently furnishes to such Buyer copies of or access to Excluded Information, such Buyer will, upon Seller’s request promptly return same to Seller or such Acquired Company together with any and all extracts therefrom or notes pertaining thereto (whether in electronic or other format).

(b)           Retention by Seller.  Subject to the terms of Section 7.2(c), each Buyer agrees that Seller may retain (i) a copy of all materials made available on the Data Site, together with a copy of all documents referred to in such materials, (ii) all books and records prepared in connection with the transactions contemplated by this Agreement, including bids received from others and information relating to such bids, (iii) copies of any books and records which may be relevant in connection with the defense of disputes arising hereunder, and (iv) all consolidating and consolidated financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of Seller or its Affiliates.

(c)           Record Preservation by Each Buyer.  Each Buyer agrees that it shall preserve and keep all books and records relating to the business or operations of the Acquired Companies on or before the Closing Date in such Buyer’s possession for a period of at least 7 years from the Closing Date.  After such 7-year period, each Buyer may dispose of any of such books and records unless Seller provides at least 90 calendar days’ prior Notice to such Buyer that Seller elects, at Seller’s cost and expense, to remove and retain all or any part of such books and records.  Notwithstanding the foregoing, each Buyer agrees that it shall preserve and keep all books and records of the Acquired Companies in its possession relating to any investigation instituted by a Governmental Entity or any litigation (whether or not existing on the Closing Date) if it is reasonably likely that such investigation or litigation may relate to matters occurring prior to the Closing, without regard to the 7-year period set forth in this Section 7.1(c).

(d)           Cooperation.  Each Party agrees that it will cooperate with and make available to the other Party (and its representatives) during normal business hours, all books and records, information, and employees (without substantial disruption of employment) retained and remaining in existence with respect to the Acquired Companies after the Closing Date which are necessary or useful in connection with (i) any Tax inquiry, audit, investigation, or dispute, (ii) any litigation or investigation, or (iii) any other matter requiring any such books and records, information, or employees for any reasonable business purpose, but Seller shall not be required by this Section 7.1(d) to make available to each Buyer any information referred to in clause (1) of the first sentence of Section 7.1(a) or clause (ii) of Section 7.1(b), or any of the items referred to in Section 7.8.  The Party requesting any such books and records, information, or access to such employees shall bear all of the out-of-pocket costs and expenses (including reasonable attorneys’ fees and reimbursement for the reasonable salaries and employee benefits for those employees who are made available) reasonably incurred in connection with providing such books and records, information, or employees.  Seller may require certain financial information relating to the Acquired Companies’ businesses for periods prior to the Closing Date for the purpose of filing Tax Returns and other governmental reports, and each Buyer agrees to furnish such information to Seller at Seller’s request and expense.

7.2           Regulatory and Other Authorizations and Consents

(a)           Filings.  Each Party shall use all commercially reasonable efforts to obtain all authorizations, consents, orders, and approvals of, and to give all notices to and make all filings with, all Governmental Entities and other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations under this Agreement and will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders, and approvals, giving such notices, and making such filings.  Notwithstanding anything in this Agreement to the contrary, (i) neither Buyer shall be required to enter into or commit to any divestitures, licenses, hold separate arrangements, consent decrees, undertakings, obligations, limitations, or any other measures or actions (collectively, “HSR Measures”) related to or involving any assets, properties, or businesses that any Acquired Company, such Buyer, or any Affiliate of such Buyer owns, operates, or has the right to acquire, and (ii) Seller shall not, and shall cause the Acquired Companies not to, enter into or commit to any HSR Measures related to or involving any assets, properties, or businesses that any Acquired Company owns, operates, or has the right to acquire.

(b)           Third Party Consents.  Each Buyer will use its commercially reasonable efforts to assist Seller in obtaining any consents of Third Parties necessary or advisable in connection with the transactions contemplated by this Agreement, including providing to such Third Parties such financial statements and other publicly available financial information with respect to such Buyer as such Third Parties may reasonably request.  Nothing in this Section 7.2(b) shall require either Buyer to make any expenditure or provide any guarantee, indemnity, or financial assurance or other form of security in connection with obtaining, or seeking to obtain, any consent of a Third Party.

(c)           Confidentiality.

(i)            For 24 months after Closing, except as required by any Applicable Law, Governmental Entity, or applicable stock exchange rule, Seller shall use commercially reasonable efforts to cause its Affiliates not to, directly or indirectly, disclose to any Person or use any information not then in the public domain or generally known in the industry, in any form, acquired prior to the Closing Date, and relating to the businesses and operations of the Acquired Companies (collectively, “Buyer Protected Information”).  If, after Closing, it becomes necessary for Seller or any Affiliate of Seller (other than the Acquired Companies) to use the Buyer Protected Information that is imbedded with other information of Seller and its Affiliates in the ordinary course of its business and operations and such Buyer Protected Information cannot be reasonably separated or segregated from such other information, then such Buyer Protected Information may be used by Seller or its Affiliate in the ordinary course of its business and operations).

(ii)           For 24 months after Closing, except as required by any Applicable Law, Governmental Entity, or applicable stock exchange rule, each Buyer shall not, and shall use commercially reasonable efforts to cause its Affiliates (including the Acquired Companies) not to, directly or indirectly, disclose to any Person or use any information not then in the public domain or generally known in the industry, in any form, acquired prior to the Closing Date and relating to the businesses and operations of Seller and its Affiliates (other than the Acquired Companies) (collectively, “Seller Protected Information”).  If, after Closing, it becomes necessary for a Buyer or any Affiliate of a Buyer to use Seller Protected Information that is imbedded with other information of a Buyer and its Affiliates in the ordinary course of its business and operations and such Seller Protected Information cannot be reasonably separated or segregated from such other information, then such Seller Protected Information may be used by a Buyer or its Affiliate in the ordinary course of its business and operations.

(iii)          Upon a Buyer’s request, Seller shall use commercially reasonable efforts to enforce, on behalf of and for the benefit of the Acquired Companies, the terms of any confidentiality or standstill agreements with any Third Party relating to the Acquired Companies and the transactions contemplated hereby.

(iv)          The Parties acknowledge that TransCanada PipeLines Limited previously executed the Confidentiality Agreement.  The Confidentiality Agreement shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall automatically terminate and be of no further force or effect with respect to either Buyer and information regarding the Acquired Companies.

(v)           Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the Parties are parties or by which they are bound (including the Confidentiality Agreement), each Party authorizes each other Party (and the representatives of each other Party) to disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, and all materials (including tax opinions and other tax analyses) provided to such other Party by such authorizing Party (and its representatives); provided, however, that nothing herein shall be construed as a waiver of any applicable attorney-client privilege or privilege in respect of a confidential communication with a federally authorized tax practitioner under Section 7525 of the Code, or as requiring any Person to waive such a privilege.  For this purpose, “tax treatment” means U.S. federal income tax treatment, and “tax  structure” is limited to any facts that may be relevant to that treatment.

(d)           Transfer.  If the transfer of any instrument, contract, license, lease, permit, or other document to a Buyer hereunder shall require the consent of any party thereto other than Seller, then this Agreement shall not constitute an agreement to assign the same, and such item shall not be assigned to or assumed by such Buyer, if an actual or attempted assignment thereof would constitute a breach thereof or default thereunder.  In such case, Seller and each Buyer shall cooperate and each shall use commercially reasonable efforts to obtain such consents to the extent required of such other parties and, if and when any such consents are obtained, to transfer the applicable instrument, contract, license, lease, Permit, or other document.  If any such consent cannot be obtained, Seller shall cooperate in any reasonable arrangement designed to obtain for each Buyer all benefits, privileges, obligations and privileges of the applicable instrument, contract, license, lease, Permit, or document, including possession, use, risk of loss, potential for gain and dominion, control and demand.  Each Buyer agrees that (i) if any of the Excluded Assets require the consent of any party thereto other than an Acquired Company, Seller, or any of their respective Affiliates and such consent is not received prior to Closing, such Buyer shall cooperate with Seller to obtain such consents to the extent required of such other parties and, if and when any such consents are obtained, to transfer the applicable instrument, contract, license, lease, permit, or other document, and (ii) if any such consent cannot be obtained, such Buyer shall cooperate in any reasonable arrangement (which shall include indemnification of the Buyer Indemnitees from and against any and all liabilities or other obligations related thereto)

designed to obtain for Seller all benefits, privileges, obligations and privileges of the applicable instrument, contract, license, lease, permit, or document, including possession, use, risk of loss, potential for gain and dominion, control and demand; provided, however, that Seller shall bear all out-of-pocket costs and expenses (including reasonable attorneys’ fees incurred in connection with such Buyer’s cooperation in such matters.

7.3           Employees and Employee Plans

(a)           Employees.  To the extent available to Seller, within five business days after the execution of this Agreement, Seller shall deliver to Buyers a list of all of the Persons who to Sellers knowledge, are employees of the Acquired Companies that includes the job title and salary of each such employee.

(b)           Withdrawal from Plans.  As of the Closing, the Acquired Companies shall cease to participate in the  El Paso Corporation Retirement Savings Plan (the “Savings Plan”),  the  El Paso Corporation Cash Balance Plan (the “Cash Balance Plan”), and in all other Employee Plans which are not sponsored or maintained by an Acquired Company.

(c)           Cessation of Plan Administration.  El Paso and its Affiliates shall not provide administrative services or payroll services on behalf of any of the Acquired Company Plans in respect of the period following the Closing.

(d)           Retirement Savings Plan.  Prior to the Closing, Seller shall take all action necessary such that, immediately prior to the Closing, all employees of the Acquired Companies who participate in the Savings Plan shall become fully vested in any unvested portion their accounts under the Savings Plan.  To the extent of any distributions under the Savings Plan, Buyers shall cause a 401(k) plan that is sponsored by Buyers or an Affiliate of Buyers to accept the rollover of any Savings Plan distribution, in cash or a cash equivalent (e.g., check or wire transfer in immediately available funds), including any outstanding Savings Plan loans.

(e)           Cash Balance Plan.  Prior to the Closing, Seller shall take all action necessary such that, immediately prior to the Closing, all employees of the Acquired Companies who participate in the Cash Balance Plan shall (i) become fully vested in any unvested portion of their Cash Balance Plan accrued benefit and (ii) be entitled to a distribution from the Cash Balance Plan as provided under the terms of the Cash Balance Plan as soon as practicable after the Closing.

(f)            Multiemployer Plan.  To the extent that any Acquired Company becomes entitled after Closing to any refund, reimbursement, or return of any multiemployer plan contributions relating to any such plan within the El Paso control group under Section 414 of the Code covering any periods prior to the Closing, Buyers or an Affiliate shall promptly reimburse such amounts to Seller.  To the extent the Acquired Companies, Buyers or Buyers’ Affiliates become liable for any withdrawal liability in connection with a multiemployer plan relating to any such plan within the El Paso control group under Section 414 of the Code with respect to which the Acquired Companies made contributions prior to the Closing, Seller shall indemnify Buyers for such liability.

(g)           Records and Documentation.  To the extent the following are available to Seller, as soon as practicable after the date hereof, Seller and its Affiliates shall provide to Buyers general job descriptions by job band as may apply to any of the employees of the Acquired Companies.  To the extent the following are available to Seller, as soon as practicable after the Closing, Seller and its Affiliates shall provide to Buyers all employee records of the employees of the Acquired Companies, including, but not limited to, documentation required under the U.S. Department of Transportation regulations regarding drug and alcohol testing.

(h)           Cooperation.  Each of the Parties shall use its commercially reasonable best efforts to cooperate in the processes described in this Section 7.3.

7.4           Public Announcements.  The initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon by the Parties prior to the issuance thereof.  Prior to the 5th business day after the Closing, Buyers and Seller shall consult with each other before they or any of their Affiliates issue any other press release or otherwise make any other public statement with respect to this Agreement or the transactions contemplated hereby.  Buyers and Seller and their Affiliates shall not issue any such other press release or make any such other public statement prior to any such consultation (but no approval thereof shall be required), except as may be required by Applicable Law or stock exchange rule.

7.5           Amendment of Schedules.  Each Party agrees that, with respect to the representations and warranties of such Party contained in Articles 4 and 5 of this Agreement, such Party shall have the continuing obligation until the Closing to correct, supplement or amend promptly the Schedules to such Party’s Disclosure Letter with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules.  Any such correction, supplement, or amendment shall be delivered to the other Party no later than three business days prior to the Closing Date.  For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Articles 8 and 9 have been fulfilled, the Schedules to a Party’s Disclosure Letter shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto, but if the Closing shall occur, then all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing shall be waived and no Party shall be entitled to make a claim thereon under the terms of this Agreement or otherwise.

7.6           Fees and Expenses.  Except as otherwise provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, and accountants incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense, whether or not Closing occurs.  Buyers shall be obligated to pay any and all costs of any audit of the Acquired Companies as may be required to enable Buyers to complete and file any filing by Buyers or an Affiliate of a Buyer with the Securities and Exchange Commission.

7.7           Transfer Taxes.  All sales, transfer, filing, recordation, registration, and similar Taxes and fees arising from or associated with the transactions contemplated hereunder, whether levied on Buyers or Seller, shall be borne equally by Buyers and Seller, and Buyers and Seller shall cooperate in filing all necessary documentation with respect to, and each make their respective payments of, such Taxes and fees on a timely basis and if required by Applicable Law, each Buyer and Seller shall and shall cause their respective Affiliates to join the execution of any such documentation.  For the avoidance of doubt, the provisions of this Section 7.7 do not apply to any Taxes and fees arising from or associated with any transfer of the Excluded Assets described in Section 7.8.

7.8           Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, the transactions contemplated by this Agreement exclude, the following (collectively, the “Excluded Assets”):

(a)           the Excluded Information; and

(b)           the El Paso Marks.

Notwithstanding anything to the contrary provided elsewhere in this Agreement, Seller’s representations and warranties in Article 4 shall not apply to any of the Excluded Assets.

7.9           [Intentionally Omitted]

7.10         Use of El Paso Marks.  El Paso Marks may appear on some of the assets of the Acquired Companies, including on signs throughout the real property of the Acquired Companies, and on supplies, materials, stationery, brochures, manuals, and similar consumable items of the Acquired Companies.  Each Buyer acknowledges and agrees that other than as set forth in this Section 7.10, it obtains no right, title, interest, license, or any other right whatsoever to use the El Paso Marks.  In furtherance thereof, each Buyer shall use commercially reasonable efforts to cause the Acquired Companies (a) within six months after the Closing Date (the “Transition Period”), to discontinue use of El Paso Marks and remove the El Paso Marks from the assets of the Acquired Companies, including signs on the real and personal property of the Acquired Companies, and, upon Seller’s request use commercially reasonable efforts to provide written confirmation thereof to Seller.  Each Buyer agrees never to challenge Seller’s (or its Affiliates) ownership of El Paso Marks or any application for registration thereof or any registration thereof or any rights of Seller or its Affiliates therein as a result of its ownership of the Acquired Companies.  Neither Buyer will do any business or offer any goods or services under El Paso Marks.  After the expiration of the Transition Period, neither Buyer will send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any El Paso Marks or otherwise operate the Acquired Companies in any manner which would be reasonably likely to cause confusion, mistake or deception that such Buyer is associated or affiliated with Seller’s or its Affiliates’ license to use the El Paso Marks.

7.11         Insurance.  Each Buyer acknowledges and agrees that, following the Closing, the insurance policies of the Affiliates of Seller (other than the Acquired Companies) maintained for Seller and its assets and operations (other than the Acquired Company Insurance Policies) shall be terminated or modified to exclude coverage of all or any portion of Seller, and, as a result, such Buyer will need to at or before Closing obtain at its sole cost and expense replacement insurance, including insurance required by any Third Party to be maintained by Seller.  Each Buyer further acknowledges and agrees that such Buyer may need to provide to certain Governmental Entities and Third Parties evidence of such replacement or substitute insurance coverage for the continued operations of the businesses of Seller following the Closing.  Notwithstanding the foregoing, if any claims are made or Losses occur prior to the Closing Date that relate solely to the business activities of the Acquired Companies and such claims, or the claims associated with such Losses, may be made after the Closing against any of the insurance policies listed on Schedule 4.16(ii) that have been underwritten by Third Parties, then Seller shall use commercially reasonable efforts so that the Acquired Companies can file, notice, and otherwise continue to pursue these claims under the terms of such Third Party insurance policies.  If Seller or any of its Affiliates collect any insurance proceeds (excluding deductibles, self retentions, retroactive premiums (but only to the extent related to the recovery for such claims), and similar items, the cost of which shall be for Buyers’ account) with respect to such claims after the Closing, Seller shall promptly remit such proceeds to Buyers.

7.12         Guaranties.  Concurrently with the execution and delivery of this Agreement by Buyers and Seller, Buyer Guarantors have executed and delivered to Seller the Buyers Guaranty and Seller Guarantor has executed and delivered to Buyers the Seller Guaranty.

7.13         Limitations

(a)           No Reliance.  Each Buyer covenants that it has reviewed and had access to all documents, records, and information which it has desired to review in connection with its decision to enter into this Agreement, and to purchase the Acquired Companies.  In deciding to enter into this Agreement, and to consummate the transactions contemplated hereby, each Buyer covenants that it has relied solely upon its own knowledge, investigation, and analysis (and that of its representatives) and not on any disclosure or representation made by, or any duty to disclose on the part of, Seller, its Affiliates, or any of their representatives, other than the representations and warranties of Seller expressly set forth herein and in the Related Agreements.

(b)           Assets.  Notwithstanding anything contained to the contrary in any other provision of this Agreement, it is the explicit intent of each Party that Seller and its Affiliates are not making any representation or warranty whatsoever, express, implied, at common law, statutory or otherwise, except for the representations or warranties given in this Agreement and the Related Agreements, and it is understood that Buyers, with such exceptions, take the businesses and assets of the Acquired Companies “as is” and “where is.”  Without limiting the generality of the immediately preceding sentence, except as provided in this Agreement and the Related Agreements, Seller hereby expressly disclaims and negates any representation or warranty, express or implied, at common law, statutory, or otherwise, relating to (i) the condition of the businesses and assets of the Acquired Companies (including any implied or express warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials, or the presence or absence of any hazardous materials in or on, or disposed or discharged from, the assets of the Acquired Companies) or (ii) any infringement by the Acquired Companies of any patent or proprietary right of any third party.  Each Buyer has agreed not to rely on any representation made by Seller with respect to the condition, quality, or state of the Acquired Companies or their assets except for those in this Agreement and the Related Agreements, but rather, as a significant portion of the consideration given to Seller for this purchase and sale, has agreed to rely solely and exclusively upon its own evaluation of the Acquired Companies, and the representations, warranties, covenants and agreements of Sellers in this Agreement and the Related Agreements.

Article 8
CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Seller on or prior to the Closing Date of each of the following conditions:

8.1           Representations and Warranties True.  (i) All the representations and warranties of Buyers contained in this Agreement and in any agreement, instrument or document delivered by Buyers pursuant hereto or in connection herewith on or prior to the Closing Date that are qualified as to materiality and the representations and warranties in Section 5.2 shall be true and correct on and as of the date hereof and on and as of the Closing Date as if made on such date, and (ii) each of the representations and warranties of Buyers herein or therein that is not so qualified as to materiality (other than the representations and warranties in Section 5.2) shall be true and correct in all material respects on and as of the date hereof and on and as of Closing Date as if made on and as of such date, in each such case except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as set forth above as of such specified date.

8.2           Covenants and Agreements Performed.  Buyers shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and all deliveries contemplated by Section 3.3 shall have been made.

8.3           Legal Proceedings.  No preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Entity, and no Applicable Law promulgated or enacted by a Governmental Entity, shall be pending, threatened or in effect which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the transactions contemplated hereby.

8.4           ANR Pipeline Closing.  The closing of the transactions contemplated under that certain Purchase and Sale Agreement, dated as of December 22, 2006 (the “Pipeline/Storage PSA”), among El Paso Corporation, El Paso CNG Company, L.L.C. and TransCanada American Investments Ltd. shall have occurred.

Article 9
CONDITIONS TO OBLIGATIONS OF BUYERS

The obligations of Buyers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Buyers on or prior to the Closing Date of each of the following conditions:

9.1           Representations and Warranties True.  (i) All the representations and warranties of Seller contained in this Agreement and in any agreement, instrument or document delivered by Seller pursuant hereto or in connection herewith on or prior to the Closing Date that are qualified as to materiality and the representations and warranties in Sections 4.2(a) through 4.2(c) and 4.4 shall be true and correct on and as of the date hereof and on and as of the Closing Date as if made on such date, and (ii) each of the representations and warranties of Seller herein or therein that is not so qualified as to materiality (other than the representations in Sections 4.2(a) through 4.2(c) and 4.4) shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date as if made on and as of such date, in each such case except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as set forth above as of such specified date.

9.2           Covenants and Agreements Performed.  Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and all deliveries contemplated by Section 3.2 shall have been made.

9.3           Legal Proceedings.  No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, and no Applicable Law promulgated or enacted by a Governmental Entity, shall be pending, threatened or in effect which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the transactions contemplated hereby.

9.4           ANR Pipeline Closing.  The closing of the transactions contemplated under the Pipeline/Storage PSA shall have occurred.

Article 10
TERMINATION, AMENDMENT, AND WAIVER

10.1         Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

(a)           by mutual written consent of Seller and Buyers;

(b)           by either Seller or Buyers, if any Governmental Entity with jurisdiction over such matters shall have issued an order or injunction restraining, enjoining, or otherwise prohibiting the sale of the Purchased Interests hereunder and such order, decree, ruling, or other action shall have become final and unappealable, but the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party whose failure to fulfill any obligation under Section 7.2(a), shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such time;

(c)           by either Seller or Buyers, if the Closing shall not have occurred on or before June 22, 2007, but the right to terminate this Agreement under this Section 10.1(c) shall not be available to a Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

(d)           by Buyers, if (i) Seller fails to comply with any of its covenants or agreements contained herein, or breaches its representations and warranties contained herein, and, if curable, does not cure or commence and diligently pursue remedial action to cure such failure to comply or breach within 30 days after receipt by Seller from Buyers of Notice of such failure to comply or breach, and (ii) such failure to comply or breach would result in a failure to satisfy the conditions to Closing set forth in Section 9.1 or 9.2;

(e)           by Seller, if (i) Buyers fail to comply with any of their covenants or agreements contained herein, or breach their representations and warranties contained herein, and, if curable, do not cure or commence and diligently pursue remedial action to cure such failure to comply or breach within 30 days after receipt by Buyers from Seller of Notice of such failure to comply or breach, and (ii) such failure to comply or breach would result in a failure to satisfy the conditions to Closing set forth in Section 8.1 or 8.2; or

(f)            by Seller or Buyers if the Pipeline/Storage PSA has been terminated in accordance with its terms.

10.2         Effect of Termination.  If a Party terminates this Agreement under Section 10.1, then such Party shall promptly give Notice to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and of no further force or effect, except that the agreements contained in this Article 10, and the provisions of Section 7.4 and 7.6 shall survive the termination hereof.  Nothing contained in this Section 10.2 shall relieve either Party from liability for damages actually incurred as a result of any breach of this Agreement.

10.3         Amendment.  This Agreement may not be amended except by an instrument in writing signed by or on behalf of each Party hereto.

10.4         Waiver.  Seller, on the one hand, and Buyers, on the other hand, may (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto or (ii) waive compliance by the other with any of the other’s agreements or fulfillment of any conditions to its own obligations contained herein.  Any agreement on the part of a Party to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party.  No failure or delay by a Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

Article 11
TAX MATTERS

11.1         Preparation of Tax Returns and Payment of Taxes.

(a)           Manner of Preparation.  Any Tax Return which includes Tax items for which Seller shall be responsible pursuant to the provisions of this Section 11.1 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by Applicable Law or changes in facts or circumstances.  Section 11.1(b), Section 11.1(c), and Section 11.1(d) shall govern the allocation of responsibility between Buyers and Seller for certain Tax matters related to the Acquired Companies following the Closing Date.

(b)           Periods through Closing.  With respect to any Tax Return of any Acquired Company covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date, Seller and Buyers shall cooperate to cause such Tax Return to be prepared and timely filed and shall cause to be included in such Tax Return all items required to be included therein, including any allocation of partnership income of GLGTLP up to the Closing Date using the methodology described in Section 11.1(c).  With respect to any such Tax Return of the Acquired Companies, except for Post-Effective Date Taxes for which Buyers shall be responsible pursuant to Section 11.1(d), Seller shall be responsible for and timely pay to Buyers its pro rata share, according to Seller’s ownership interest in the relevant Acquired Company with respect to the period for which the Taxes are due, all Taxes of each of the Acquired Companies due with respect to the periods covered by such Tax Returns but only to the extent of the Seller’s ultimate ownership interest in the Acquired Company (as of Closing) to which any such Taxes relate.

(c)           Straddle Periods.  With respect to any Straddle Return of the Acquired Companies covering a Straddle Period, Buyers shall cause such Straddle Return to be prepared and shall cause to be included in such Straddle Return all Tax items required to be included therein.  In the case of a Straddle Period, any Taxes allocable to the pre-Closing portion of the Straddle Period (“Pre-Closing Taxes”) that are based on or related to income, gains or receipts will be computed (by an interim closing of the books) as if such taxable period ended as of the Closing Date and any other Pre-Closing Taxes will be computed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.  Not later than 30 calendar days prior to the due date of each Straddle Return, Buyers shall deliver a copy of such Straddle Return to Seller for its review, and Buyers shall make all reasonable changes to such Straddle Return requested by Seller not later than seven calendar days prior to the due date of such Straddle Return.  Except for Post-Effective Date Taxes for which Buyers shall be responsible pursuant to

Section 11.1(d), Seller shall be responsible for its pro rata share, according to Seller’s ownership interest in the relevant Acquired Company, of any Pre-Closing Taxes for Straddle Periods with respect to an Acquired  Company, but only to the extent of Seller’s ultimate ownership interest in the Acquired Company (as of Closing) to which such Taxes relate with respect to the period for which the Taxes are due, and will pay such amounts to Buyers no later than seven calendar days after the filing of the Straddle Return with respect to which such pre-Closing Taxes related.

(d)           Post-Effective Date Taxes.  Notwithstanding any other provision of this Agreement including any provision of this Article 11, Buyers shall be responsible for and pay to Seller any Taxes, other than Income Taxes, with respect to the Acquired Companies that are allocable to, attributable to, or accrue for the period beginning on the Effective Date and ending on the Closing Date (the “Post-Effective Date Taxes”) no later than seven calendar days after the filing of the Tax Return with respect to which such Post-Effective Date Taxes relate, including without limitation Pre-Closing Taxes.  The Post-Effective Date Taxes shall be determined in a manner similar to and consistent with the determination of Pre Closing Taxes under Section 11.1(c).  Buyers and Seller agree to cooperate in good faith (i) in the determination and payment of Post-Effective Date Taxes and (ii) to offset any redundant Tax payments to one another under this Article 11.  For the avoidance of doubt, Seller shall not be responsible or liable for any Taxes under any provision of this Agreement with respect to the Acquired Companies attributable to any period (including any partial period) on or after the Effective Date, including by reason of a breach of any representation, warranty, covenant, or obligation of Seller related to or arising from Taxes to the extent attributable to Post-Effective Date Taxes.

11.2         Tax Sharing Agreement.  Seller will cause any Tax sharing agreement or similar arrangement with respect to Taxes involving any Acquired Company to be terminated effective as of the Closing Date, to the extent any such agreement or arrangement relates to any Acquired Company, and after the Closing Date, no Acquired Company shall have any obligation under any such agreement or arrangement for any past, present, or future period.

11.3         Seller Tax Indemnity.  From and after the Closing Date, Seller shall protect, defend, indemnify and hold harmless Buyers and the Acquired Companies from any and all Taxes (other than from any and all Taxes described in Section 7.7, which shall be borne in accordance with Section 7.7, and from any and all Post-Effective Date Taxes), but only to the extent of Seller’s ultimate pro rata ownership interest in any relevant Acquired Companies, which are (i) imposed on any of the Acquired Companies in respect of their income, business, property or operations or for which they may otherwise be liable (A) for any taxable period of any Acquired Company or portion thereof ending prior to the Closing Date as provided in this Article 11, (B) resulting from the breach of Seller’s covenants set forth in this Article 11 and/or breach of the representations and warranties set forth in Section 4.10 or (C) relating to any reorganization of the Acquired Companies done on or prior to the Closing Date.  Seller shall have no liability under this Section 11.3 to the extent that such liability would not have been incurred but for (y) conduct of Buyers or their Affiliates that conflict with this Agreement or (z) failures by Buyers or their Affiliates to make filings or take other actions required to be taken by Buyers or their Affiliates under this Agreement (in each case, including the Acquired Companies as Affiliates of Buyers from and after the Closing Date and, in each case, other than matters resulting from or arising out of actions taken or failed to be taken at the direction of Seller).  Indemnification for Taxes pursuant to this Section 11.3 shall also include any reasonable professional fees, accounting fees and other out of pocket costs incurred by Buyers and the Acquired Companies (i) relating to the Tax liability for which indemnification is provided with any such fees or costs being reduced by 50% so that Buyers and Seller share such fees or costs equally, or (ii) in enforcing this indemnity against Seller.  The indemnification for Taxes pursuant to this Section 11.3 shall take into account any Tax Benefit arising from such indemnification.  If the amount of any Tax of an indemnitee is reduced as a result of indemnification for Taxes pursuant to this Section 11.3, such amount shall promptly be paid by the indemnitee to the indemnitor.

11.4         Refunds.  If, after the Closing, either Buyer or any of the Acquired Companies (a) receive any refund or (b) use the benefit of any overpayment of Taxes which, in the case of (a) and (b), (x) relates to Taxes paid by, or on behalf of, the Acquired Companies on or before the Closing Date other than to the extent such Taxes are Post-Effective Date Taxes paid by either Buyer or (y) is the subject of indemnification by Seller under this Agreement, Buyers shall promptly transfer, or cause to be transferred, to Seller the entire amount of the refund or overpayment (including interest used by Buyers) received or used by Buyers, or to the extent of each Buyer’s ownership interest in an Acquired Company, by an Acquired Company.  Buyers agree to notify Seller within seven calendar days following the discovery of a right to claim any such refund or overpayment and the receipt of any such refund or utilization of any such overpayment.  Buyers agree to use their best efforts to claim, or to be cause to be claimed, any such refund or to use, or cause to be used, any such overpayment as soon as possible and to furnish to Seller all information, records, and assistance necessary to verify the amount of the refund or overpayment.

11.5         Assistance.  Seller and Buyers shall each provide the other with such assistance and cooperation as may reasonably be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority or any judicial or administrative proceeding with respect to Taxes and shall each retain in accordance with its customary document retention policies and with Section 7.1 and provide the other with any records or other information which may be relevant to any such return, audits examination or proceeding.  Any such request from Seller for information necessary for any Tax Return, any audit or other examination by any Taxing Authority or any judicial or administrative proceeding with respect to Taxes shall be fully responded to within 15 calendar days.  Such cooperation shall also include the nonexclusive designation of an employee of Seller or its Affiliates as a Tax officer of Buyers or the Acquired Companies (for the limited purpose of signing Tax Returns and dealing with Taxing Authorities with respect to any Tax Return filed pursuant to Section 11.1(b) or Section 11.1(c).  Neither Buyer nor any of the Acquired Companies shall without the prior written consent of Seller, which consent may be given in Seller’s sole discretion, file, participate in, or agree to the filing of, any amended Tax Returns for any Tax Returns, including the Acquired Companies with respect to taxable periods ending on or before the Closing Date.

11.6         Claims.

(a)           Notice.  If either Buyer or, following the Closing Date, any Acquired Company receives notice (whether orally or in writing) of any audit, examination, investigation, suit, action, claim, or proceeding (a “Tax Audit”) from any Taxing Authority with respect to Taxes for which Seller is responsible hereunder, then Buyers will give to Seller reasonable prompt Notice thereof after either Buyer’s or an Acquired Company’s receipt of such notice from a Taxing Authority, but the failure to give timely Notice will not affect the rights or obligations of Seller except and only to the extent that, as a result of such failure, Seller was disadvantaged in any material respect.  Such Notice shall contain factual information (to the extent known by either Buyer or an Acquired Company) describing the Tax Audit in reasonable detail and shall include copies of all correspondence with the Taxing Authority.

(b)           Control.  To the extent within the control of Buyers and Seller, Seller will have the right to participate in or, by giving Notice to Buyers, to elect to assume the defense of any Tax Audit with respect to Taxes for which Seller is responsible hereunder at Seller’s own expense and by Seller’s own counsel, and Buyers and the Acquired Companies will cooperate in good faith in such defense at their own expense.  If within 10 calendar days after Buyers provide Notice to Seller of any Tax Audit, Buyers receive Notice from Seller that Seller has elected to assume the defense of such Tax Audit, Seller will not be liable for any legal expenses subsequently incurred by Buyers or any Acquired Company in connection with the defense thereof.  Buyers shall be entitled to participate in the defense of such Tax Audit and to employ counsel for such purpose at the sole cost and expense of Buyers.  Without the prior written consent of Buyers, Seller will not enter into, or participate in, any settlement of any Tax Audit which would lead to a Tax liability of Buyers or an Acquired Company for which either Buyer or any Acquired Company is not entitled to indemnification hereunder.  If a firm offer is made to settle a Tax Audit without leading to a Tax liability of Buyers or an Acquired Company for which Buyers or any Acquired Company is not entitled to indemnification hereunder and Seller desires to accept and agree to such offer, Seller will give Notice to Buyers to that effect.  If Buyers fail to consent to such firm offer within 10 calendar days after its receipt of such Notice, Buyers may continue to contest or defend the Tax Audit and, in such event, the maximum liability of Seller with respect to such Tax Audit will be the amount of such settlement offer to the extent such settlement offer reflects Taxes for which Seller is responsible hereunder.  If Seller does not assume the defense of any Tax Audit, Buyers shall keep Seller fully informed with respect to the status of the Tax Audit and will not settle such Tax Audit without the prior written consent of Seller, which consent shall not be unreasonably withheld.

11.7         Closing Tax Certificate.  At the Closing, Seafarer US Pipeline System, Inc., on behalf of itself and Seller (which is disregarded as an entity separate from its parent for federal tax purposes), shall deliver to Buyers a certificate (in substantially the form attached hereto as Exhibit 11.7) signed under penalties of perjury (i) stating that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) stating that it is not a disregarded entity as defined in Treas. Reg. Section 1.1445-2(b)(2)(iii), (iii) providing its U.S. Employer Identification Number, and (iv) providing its address, all pursuant to Section 1445 of the Code.

Article 12
SURVIVAL AND INDEMNIFICATION

12.1         Indemnification.

(a)           Seller’s Indemnity.  From and after the Closing, subject to the other terms and limitations in this Article 12, Seller shall indemnify, defend, reimburse, and hold harmless the Buyer Indemnitees from and against any and all Losses actually incurred by any of the Buyer Indemnitees or asserted by a Third Party against any of the Buyer Indemnitees related to or arising from (i) any breach of Seller’s representations or warranties made, as of the Closing Date, in this Agreement or the Related Agreements (other than a breach of any representation or warranty in Section 4.10 or Article 11, the indemnification obligations for which are set forth in Article 11); (ii) any Excluded Asset, including the transfer thereof to Seller or any of its Affiliates; (iii) any breach of the covenants or obligations of Seller in clauses (i), (ii) or (iv) of Section 6.1; or (iv) any breach of the other covenants or obligations of Seller and its Affiliates under this Agreement or the Related Agreements (other than a breach of any covenant or obligation in Article 11, the indemnification obligations for which are set forth in Article 11).

(b)           Each Buyer’s Indemnity.  From and after the Closing, subject to the other terms and limitations in this Article 12, each Buyer shall severally (but not jointly) indemnify, defend, reimburse, and hold harmless the Seller Indemnitees from and against any and all Losses actually incurred by any of the Seller Indemnitees or asserted by a Third Party against any of the Seller Indemnitees relating to or arising from (i) any breach of such Buyer’s representations or warranties made, as of the Closing Date, in this Agreement or the Related Sgreements (other than a breach of any representation or warranty in Article 11, the indemnification obligations for which are set forth in Article 11), or (ii) any breach of the covenants or obligations of such Buyer and its Affiliates under this Agreement or the Related Agreements(other than a breach of any covenant or obligation in Article 11, the indemnification obligations for which are set forth in Article 11).

(c)           Seller’s Waiver.  Notwithstanding anything to the contrary in this Agreement or the Related Agreements, neither Buyer shall be liable to the Seller Indemnitees under Section 12.1(b) for any exemplary, punitive, special, indirect, consequential, remote, or speculative damages, except to the extent any such damages are included in any action by a Third Party against a Seller Indemnitee for which such Seller Indemnitee is entitled to indemnification under Section 12.1(b).

(d)           Buyers’ Waiver.  Notwithstanding anything to the contrary in this Agreement or the Related Agreements, Seller shall not be liable to the Buyer Indemnitees under Section 12.1(a) for any exemplary, punitive, special, indirect, consequential, remote or speculative damages, except to the extent any such damages are included in any action by a Third Party against a Buyer Indemnitee for which such Buyer Indemnitee is entitled to indemnification under Section 12.1(a).

(e)           Limitations on Indemnity.  None of the Buyer Indemnitees shall be entitled to assert any right to indemnification under Section 12.1(a)(i) and (iii) until the aggregate amount of all such Losses actually suffered by the Buyer Indemnitees exceeds the Deductible Amount, and then only to the extent such Losses exceed, in the aggregate, the Deductible Amount.  In no event shall Seller ever be required to indemnify the Buyer Indemnitees for Losses under Section 12.1(a)(i) in any amount exceeding, in the aggregate, 10% of the Total Purchase Price.  Notwithstanding the foregoing, the limitations on indemnification set forth in this Section 12.1(e) shall not apply to any indemnification claim made for a breach of the Seller’s representations and warranties set forth in Section 2.5(f), 4.1, 4.2, 4.3, 4.4, 4.10, 4.13(xi), 4.22, or 4.24, or Article 11.

(f)            Survival and Time Limitation.  All of the representations, warranties, covenants, obligations, and agreements of the Parties set forth in this Agreement and the Related Agreements, including those obligations set forth in this Article 12, shall survive the Closing.  Notwithstanding the foregoing sentence, after Closing, any assertion by Buyers or any Buyer Indemnitee that Seller is liable to Buyers or any Buyer Indemnitee for indemnification under the terms of this Agreement, the Related Agreements, or for any other reason in connection with the transactions contemplated in this Agreement must be made in writing and must be given to Seller on or prior to the date that is 18 months after the Closing Date (or not at all), except for assertions by Buyers for (i) breach of the representations and warranties in (A) Section 4.10 or the covenants, obligations, and agreements in Article 11, which must be made in writing and must be given to the Seller on or prior to the date that is 90 calendar days after the expiration of any applicable statute of limitations (or not at all) and (B) Section 4.1, 4.2, 4.3, 4.4 or 4.22, which may be made in writing at any time from and after the Closing or (ii) indemnification under Section 12(a)(ii) or Section 12.1(a)(iv), which must be made in writing and must be given to Seller on or prior to the expiration of any applicable ststute of limitations (or not at all).

(g)           Further Indemnity Limitations.  The amount of any Loss shall be reduced (i) to the extent any Person entitled to receive indemnification under this Agreement receives any insurance proceeds with respect to a Loss, (ii) to take into account any Tax Benefit arising from the recognition of the Loss, and (iii) to take into account any payment or payments actually received by a Person entitled to receive indemnification under this Article 12 with respect to a Loss.  None of the Buyer Indemnitees shall be entitled to indemnification by Seller under Section 12.1(a)(i) for any Losses arising from any breach or inaccuracy of any representation or warranty in Article 4 of this Agreement which was within the knowledge of any of the Buyer Indemnitees at any time prior to or at the Closing, including any such breach or inaccuracy known to a Buyer or its Affiliates by reason of Seller having delivered written notice thereof (in a Schedule, a supplemental Schedule, or otherwise) to Buyers at or prior to Closing.  For the purposes of the foregoing limitation, LP Buyer shall not be imputed with any knowledge of Corp Buyer or any of its Affiliates (other than the LP Buyer).  For purposes of clarity, Seller’s obligation to indemnify the Buyer Indemnitees under Section 12.1(a)(i) or (iii) for a Loss or Losses arising out of an Acquired Company shall be limited to and shall not exceed the share of such Loss or Losses related to Seller’s aggregate direct and indirect ownership interest in such Related Company as of the Closing Date.

(h)           Sole and Exclusive Remedy.  From and after the Closing, except (i) as provided in Article 11, (ii) for the assertion of any claim based on fraud, and (iii) for matters covered by the Related Agreements, the indemnification provisions of this Article 12 shall be the sole and exclusive remedy of each Party (including the Seller Indemnitees and the Buyer Indemnitees) (A) for any breach of the other Party’s representations, warranties, covenants, or agreements contained in this Agreement or (B) with respect to the transactions contemplated hereby.

(i)            Tax Treatment of Payments.  Buyers and Seller, their Affiliates, and the Acquired Companies shall, to the extent permitted by Applicable Law, treat any indemnity payments made under Article 11 or this Article 12 as adjustments to the Purchase Price.

12.2         Defense of Claims.

(a)           Notice.  Except as provided in Section 11.6, if an Indemnitee receives notice of the assertion of any claim or of the commencement of any Third Party Claim with respect to which indemnification is to be sought from the Indemnifying Party, the Indemnitee will give such Indemnifying Party reasonable prompt Notice thereof, but in any event not later than seven calendar days after the Indemnitee’s receipt of notice of such Third Party Claim, but the failure to give timely Notice will not affect the rights or obligations of the Indemnifying Party except and only to the extent that, as a result of such failure, the Indemnifying Party was substantially disadvantaged.  Such Notice shall describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Loss that has been or may be sustained by the Indemnitee; provided, however, that such estimated amount shall in no way limit the Indemnitee’s right to recover any amount of Losses over such estimate.  The Indemnifying Party will have the right to participate in or, by giving Notice to the Indemnitee, to elect to assume the defense of, any Third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, and the Indemnitee will cooperate in good faith in such defense, unless the Third Party Claim seeks non-monetary relief, in which case the Indemnitee may assume and conduct the defense of such Third Party Claim at the Indemnifying Party’s expense.  If such Third Party Claim seeks both non-monetary and monetary relief, the Indemnifying Party shall have the right to jointly participate in the defense of such Third Party Claim with the Indemnitee.

(b)           Defense.  Except as provided in Section 11.6, if within 10 calendar days after an Indemnitee provides Notice to the Indemnifying Party of any Third Party Claim the Indemnitee receives Notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof.  The Indemnitee shall be entitled to participate in the defense of such Third Party Claim and to employ counsel for such purpose at the sole cost and expense of Indemnitee.  Each Party shall in good faith consult with the other Party regarding the defense of any Third Party Claim upon the other Party’s reasonable request from time to time.  Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder, or which would impose any injunctive or other equitable remedy on the Indemnitee.  If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder (or which would not impose any injunctive or other equitable remedy on the Indemnitee) and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give Notice to the Indemnitee to that effect.  If the Indemnitee fails to consent to such firm offer within 10 calendar days after its receipt of such Notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice.

(c)           Direct Claim.  Any Direct Claim will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event not later than 20 calendar days after the Indemnitee becomes aware of such Direct Claim (but the obligations of the Indemnifying Party and the rights of the Indemnitee shall not be affected by the failure to give such notice, except and only to the extent that, as a result of such failure, the Indemnifying Party is substantially disadvantaged; provided, however, that any such estimated amount shall in no way limit the Indemnitee’s rights to recover any amount of Losses over such estimate).  The Indemnifying Party will have a period of 30 calendar days within which to respond to such Direct Claim.  If the Indemnifying Party does not respond within such 30-day period, the Indemnifying Party will be deemed to have accepted such Direct Claim.  If the Indemnifying Party rejects such Direct Claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.

(d)           Subrogation.  If the amount of any Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement, or otherwise under any insurance coverage or Tax Benefit, or under any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses, or premiums incurred in connection therewith, will promptly be repaid by the Indemnitee to the Indemnifying Party.  Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any Third Party in respect of the Loss to which the indemnity payment relates; provided, that (i) the Indemnifying Party is in compliance with its obligations under this Agreement in respect of such Loss, (ii) until the Indemnitee recovers full payment of its Loss, any and all claims of the Indemnifying Party against any such Third Party on account of said indemnity payment are hereby made expressly subordinated and subjected in right of payment to the Indemnitee’s rights against such Third Party, and (iii) the Indemnifying Party shall have no rights of subrogation against such Third Party if the Indemnitee reasonably expects that pursuing such claim against such Third Party would adversely affect the ongoing business prospects or relationship with such Third Party of the Indemnitee or its Affiliates with such Third Party.  Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

Article 13
OTHER PROVISIONS

13.1         Notices.  All Notices shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) delivered by prepaid overnight courier service, or (iv) delivered by confirmed telecopy or facsimile transmission to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by similar notice):

If to either Buyer:

c/o TransCanada Corporation
TransCanada PipeLines Tower
450 First Street, S.W.
Calgary, Alberta  T2P5H1

Attention:       Sean McMaster,

Executive Vice President

Law and General Counsel

Fax:                  (403) 920-2410

with a copy to:

Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, IL  60606

Attention:       Marc F. Sperber

D. Michael Murray

Fax:                  (312) 701-7711

If to Seller:

El Paso Corporation

1100 Louisiana Street

Houston, Texas  77002

Attention: General Counsel

Fax: (713) 420-5043

with a copy to:

Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, Texas  77002

Attention:  G. Michael O’Leary

Fax:  (713) 220-4285

Notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of 5 days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by telecopy or facsimile transmission, when the answer back is received.

13.2         Entire Agreement.  This Agreement, together with the Schedules, the Exhibits, and the Related Agreements, including the Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.  There are no restrictions, promises, representations, warranties, covenants or undertakings between the Parties, other than those expressly set forth or referred to herein or therein.

13.3         Binding Effect; Assignment; No Third Party Benefit.  Subject to the following sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.  Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or delegated by either Party, other than to an Affiliate (provided that if either Party so assigns or delegates to an Affiliate, such Party shall not be released from its obligations hereunder as a result of such assignment), without the prior written consent of the other Party.  Except as provided herein, nothing in this Agreement is intended to or shall confer upon any Person other than the Parties, and their successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

13.4         Severability.  If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect.

13.5         Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to its conflict of laws rules or principles.

13.6         Further Assurances.  From time to time following the Closing, at the request of any Party and without further consideration, the other Party shall execute and deliver to such requesting Party such instruments and documents and take such other action as such requesting Party may reasonably request to consummate more fully and effectively the transactions contemplated hereby.

13.7         Counterparts.  This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.  Such execution may be evidenced by an exchange of facsimile communications or any other rapid transmission device designed to produce a written record of communications transmitted.

13.8         Disclosure.  Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed under this Agreement.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

13.9         Consent to Jurisdiction.  The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in The Borough of Manhattan New York, New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts.  The Parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

13.10       Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which such Party may be entitled at law or in equity.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

Seller:

EL PASO GREAT LAKES COMPANY, L.L.C.

By:	/s/ EL PASO GREAT LAKES COMPANY, L.L.C.

Buyers:

TC GL INTERMEDIATE LIMITED
PARTNERSHIP

By: TC PipeLines GP Inc., its general partner

By:	/s/ Mark Zimmerman
Name:	Mark A.P. Zimmerman
Title:	Vice-President, Business Development

By:	/s/ Ron Cook
Name:	Ron Cook
Title:	Vice President - Taxation

TRANSCANADA PIPELINE USA LTD.

By:	/s/ TRANSCANADA PIPELINE USA LTD.